PART II AND III 2 partiiandiii.htm PART II AND III

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Offering Circular

For

Inland Mid-Continent Corporation

An Oklahoma Corporation

January 25, 2023

Form 1-A/A: Amendment #4

SECURITIES OFFERED : Equity in the form of 10,000,000 Shares of common stock

MAXIMUM OFFERING AMOUNT : $10,000,000.00

MINIMUM OFFERING AMOUNT : Not Applicable

MINIMUM INVESTMENT : $500.00

CONTACT INFORMATION :

Inland Mid-Continent Corporation

2702 East 72nd Street

Tulsa, OK 74136

(918) 779-7585

Inland Mid-Continent Corporation (the “Company” or “Inland Mid-Continent”) is an Oklahoma corporation, and is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of common stock denominated in shares (the “Shares”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein.

The Company will offer Shares through inlandmidcontinent.com (“Platform”), and offer through FINRA-registered broker-dealers entitled to commissions upon the sale of the Shares. (See the “Terms of the Offering” below) Persons who purchase Shares will be shareholders of the Company (“Shareholders”). The Company intends to use the proceeds of this Offering (“Proceeds”) to commence hydrocarbon drilling operations within Okfuskee County, Oklahoma.

The minimum investment amount per Investor is Five Hundred Dollars ($500.00). The Company does not intend to list the Shares for trading on any exchange or other trading market. (See “Description of the Securities” below)

The Company is a run by a board of directors, comprised of three (3) directors (collectively the “Board” and “Director” when referring to a single director). The day-to-day management and investment decisions of the Company are vested in the Board. As further described in this Offering Circular, the Company has been organized as an oil and gas drilling and production operator. The Company intends to raise a Maximum Offering Amount of ten million dollars ($10,000,000.00) through this Offering. The Company intends to use the Proceeds to exploit underutilized or unutilized Hydrocarbon reserves in Okfuskee County, Oklahoma through (1) the redevelopment, re-tooling, and deepening of existing vertical and horizontal wells; (2) vertical and short-lateral (<1,000 ft.) horizontal drilling upon existing well pads; (3) new vertical and short-lateral (<1,000 ft.) horizontal well development on unproven properties; (4) purchase, acquire, and/or re-lease existing mineral leases for the purpose of drilling and producing hydrocarbons; (5) opportunistic acquisition of producing wells or leases from operators in the target area; (6) any other activities necessary or reasonable to ensure profitable and compliant execution of (1)-(5). For purposes of (6), such activities may include, but is not limited to, the laying of pipelines from the drill sites to distribution locations, acquisition or use of additional wastewater wells, contracting third party persons for operations. The following table presents estimates of the costs associated with making each of the identified wells Producing. The associated cost estimates provided below include anticipated costs for exploration and development costs including drill site development, materials, labor, insurance, third party service contracts, equipment, legal/regulatory, and other necessary or reasonable costs.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” starting on Page 4.

Investors who purchase Shares will become Shareholders of the Company subject to the terms of the Shareholders’ Agreement (see Exhibit 3, the “Shareholders’ Agreement”) and the Amended Articles of Incorporation and Bylaws of the Company (see Exhibit 2A and 2B, respectively) once the Company deposits the Investor’s investment into the Company’s main operating account.

There will be no escrow agent since there is no Minimum Offering Amount for this Offering.

As of the date of this Offering Circular, the Company has engaged KoreTransfer as transfer agent.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE OR WILL TERMINATE AT THE DISCRETION OF THE BOARD; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC (the “Effective Date”). The Company approximates that sales will commence at the during Q1 - 2023.

	Price to Public*	Commissions**	Proceeds to the Company	Proceeds to other Persons***
Amount to be Raised per Share	$1.00	$0.04	$0.96	$0
Minimum Investment Amount	$500	$20	$480	$0
Minimum Offering Amount	N/A	N/A	N/A	$0
Maximum Offering Amount	$10,000,000	$400,000	$9,600,000	$73,295

*The Offering price to investors was arbitrarily determined by the Board.

** The Company is not using an underwriter for the sale of Shares. These commissions listed are those for Rialto Markets, a FINRA broker-dealer. If Rialto’s efforts lead to all Shares sold ($10,000,000) the maximum commissions to be charged would be $400,000. The $400,000 is made up of 8% of $2,000,000 for $160,000 and 3% on the remaining $8,000,000 for $240,000. There will not be any commissions charged at a combined 11%. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. See “Plan of Distribution “ Below

*** The Company intends to reimburse the Directors for costs incurred in organizing this Offering in an amount equaling $73,295 upon the successful raising of the Maximum Offering Amount (see “Compensation to the Manager”) below.

This Offering Circular includes a Glossary of common oil and gas industry terms below starting on Page 15. Unless otherwise noted, capitalized terms will only refer to the specific item as noted otherwise in this Offering Circular. For example, “Leases” will refer to the mineral leases owned by the Company as of the date of this Offering Circular, but “leases” will refer to mineral leases generally. Please refer to the Glossary below for more specific discussions.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED FOR THIS OFFERING CIRCULAR.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Shareholders’ Agreement and Bylaws, copies of which are attached hereto as Exhibits 3 and 2, respectively, should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Shareholders’ Agreement and Bylaws, the Shareholders’ Agreement and Bylaws shall prevail, and control and no Investor should rely on any reference herein to the Shareholders’ Agreement and Bylaws without consulting the actual underlying document.

Inland Mid-Continent Corporation (“Inland Mid-Continent” or the Company” was incorporated as an Oklahoma Corporation on July 15, 2016 (see Exhibit 2 “Amended Articles of Incorporation”). Inland Mid-Continent is an affiliate of Inland Oil and Gas Company (formerly Inland Oil & Gas, LLC). Inland Mid-Continent has had no revenues as of the date of this Offering Circular. The Company expects to begin its operations as soon as it raises funds pursuant to this Offering. The Company is an oil and gas drilling and production operator, operating throughout the State of Oklahoma.

Inland intends to use the Proceeds of this Offering to commence six (6) multiple-well drilling projects throughout Okfuskee County, Oklahoma. The Company intends to use the Proceeds to exploit underutilized or unutilized hydrocarbon reserves through (1) the redevelopment, re-tooling, and deepening of existing vertical and horizontal wells; (2) vertical and Short-Lateral Horizontal drilling upon existing well pads; (3) new vertical and horizontal well development on unproven properties; (4) purchase and/or re-lease existing mineral leases for the purpose of drilling and producing hydrocarbons; (5) opportunistic acquisition of producing wells from operators in the target area; (6) any other activities necessary or reasonable to ensure profitable and compliant execution of (1)-(5). For purposes of (6), such activities may include, but is not limited to, the laying of pipelines from the drill sites to distribution locations, acquisition or use of additional wastewater wells, contracting third party persons for operations.

COMPANY INFORMATION AND BUSINESS

Inland Mid-Continent Corporation is an Oklahoma corporation with a principal place of business located at 2702 East 72nd Street, Tulsa, OK 74136. Through this Offering, the Company is offering equity in the Company in the form of common stock shares (“Shares”) on a “best efforts” and ongoing basis to qualified investors who meet the Investor Suitability Standards as set forth herein (See “Investor Suitability Standards” below)

The Company has been organized as an oil and gas drilling operator to service and exploit well project sites throughout the State of Oklahoma.

MANAGEMENT	The Company is organized as a corporation, with all authority to direct the operations of the Company vested in a Board of Directors. The day-to-day management and investment decisions of the Company are vested in the Board and the Officers. As of the date for this Offering Circular, there are three (3) Directors and four (4) Officers (the “Directors and “Officers”, respectively).
THE OFFERING	This Offering is the first capital raise by the Company offered to the public. The Company is exclusively selling Company equity in the form of common stock Shares through this Offering. The Company will use the Proceeds of this Offering to continue commence drilling operations in identified project areas. (see “Use of Proceeds” below).
SECURITIES BEING OFFERED	The Shares are being offered at a purchase price of One Dollar ($1.00) per Share. The Minimum Offering Amount for any Investor is Five Hundred Dollars ($500.00). Therefore, an Investor must purchase at least Five Hundred (500) Shares. Upon purchase of Shares, a Shareholder is granted (1) voting rights; (2) a right to receive dividends or disbursements, if and when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Shareholders, see “Description of the Securities” below. The Shares are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Shares.
COMPENSATION TO BOARD AND OFFICERS	The Board and the Officers of the Company will not be compensated through commissions for the sale of the Shares through this Offering.

The Board and Officers will be paid salaries for their management of the Company’s affairs and are entitled to distributions and disbursements of profits derived from their status as Shareholders.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Company has three (3) Directors and four (4) Officers.

The Directors/Officers have extensive relevant prior experience in the oil and gas industry. For more information please see “Directors, Officers, and Significant Employees” below.
INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment” as described below.

Each person purchasing Shares will be subject to the terms of the Shareholder’s Agreement, a copy of which is provided in Exhibit 3.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require to determine whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT	For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Interests Shares. For non-accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than ten (10%) percent or the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.
COMMISSIONS FOR SELLING SHARES	The Shares will be offered and sold directly by the Company, the Officers, and Company employees. No commissions for selling the Shares will be paid to the Company, the Officers, or employees.

The Company will also sell the Shares through the services of Rialto Markets a broker-dealer member of the Financial Industry Regulatory Authority. Rialto will be entitled to commissions of up to eight (8%) percent received for the sale of the Shares, not including the costs of expenses. See “Plan of Distribution” below
NO LIQUIDITY	There is no public market for the Shares, and none is expected to develop. Additionally, the Shares will be largely non-transferable, with a few exceptions, and will not be listed for trading on any exchange or automated quotation system. (See “Risk Factors” and “Description of the Securities” below.) The Company will not facilitate the secondary transfer of any Shares. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. (See “Risk Factors” below.)
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the operations of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs associated with insurance, real estate leasing, research and development, protection of Company intellectual property, legal fees, and any other costs incurred by the Company with respect to operations.

RISK FACTORS

THE PURCHASE OF THE SHARES OFFERED THROUGH THIS OFFERING IS SUBJECT TO A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF SHARES SHOULD CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS OFFERING CIRCULAR BEFORE SUBSCRIBING. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN FINANCIAL, TAX, AND LEGAL COUNSEL(S) IN CONNECTION WITH THE POSSIBLE PURCHASE OF SHARES.

Additional risks and uncertainties not currently known to Company may also materially and adversely affect the Company’s business. If any of the following risks develop into actual events, the Company’s business, financial condition or results of operations could be materially adversely affected and any Investor may lose all or part of any investment.

The Company Has Been Substantially Affected By The Coronavirus Pandemic

In late 2019, a novel coronavirus (COVID-19) surfaced, reportedly, in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and many states and countries, including the United States, have initiated significant restrictions on business operations. The Company faces uncertainty as the ongoing pandemic causes significant disruption to U.S and global markets and business. The overall and long term impacts of the outbreak are unknown and evolving.

This pandemic has already adversely affected the business of the Company’s affiliate, Inland Oil & Gas, and this or another pandemic, epidemic or outbreak of an infectious disease in the United States or in another country may adversely affect the Company’s business. The spread of a disease could lead to unfavorable economic conditions, which would adversely impact operations. The extent to which the coronavirus impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The effects of such a widespread infectious disease and epidemic has already caused, and may continue to cause or may cause in the future an overall decline in the U.S. and world economy as a whole. The actual effects of the spread of coronavirus or of another pandemic are difficult to assess as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, and any future similar occurrence may cause an overall decline in the economy as a whole and therefore may materially harm the Company long term.

All of these risks, and many others known or unknown, related to this outbreak, and future outbreaks, pandemics or epidemics, could materially affect the long-term business of the Company and any investment.

The Company Is Dependent Upon Its Management, Founders, Key Personnel and Consultants to Execute the Business Plan, And Many Of Them Will Have Concurrent Responsibilities At Other Businesses

The Company's success is heavily dependent upon the continued active participation of the Company's current Officers as well as other key personnel, third party contractors, and consultants. Loss of the services of one or more of these individuals (or companies in the case of contractors) could have a material adverse effect upon the Company's business, financial condition, or results of operations. Further, the Company's success and achievement of the Company's growth plans may depend on the Company's ability to recruit, hire, train and retain other highly-qualified technical and managerial personnel. Competition for qualified employees among companies in the oil and gas industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly-skilled employees required for the expansion of the Company's activities, could have a materially adverse effect on the Company’s performance. The inability to attract and retain the necessary personnel, consultants, advisors, and contractors could have a material adverse effect on the Company's business, financial condition, or results of operations.

Changes In Employment Laws Or Regulation Could Harm The Company’s Performance.

Various federal and state labor laws govern the Company’s relationship with the Company’s employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform, and the implementation of various federal and state healthcare laws, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect the Company’s operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company’s Bank Accounts Will Not Be Fully Insured

The Company’s regular bank accounts have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of Company’s banks should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

The Company Faces Significant Competition in the United States

The Company will face significant competition in the United States domestic hydrocarbon production industry and marketplace. Oil and gas production is a mature global industry. As a result, this is a highly-saturated and competitive market. The Company may have difficulty increasing market share for produced hydrocarbons, which may adversely affect revenues.

The Company’s Expenses Could Increase Without a Corresponding Increase in Revenues

The Company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company’s consolidated financial results and on an investment. Factors which could increase operating and other expenses include, but are not limited to; (1) increases in the rate of inflation; (2) increases in taxes and other statutory charges; (3) changes in laws, regulations, or government policies which increase the costs of compliance with such laws, regulations or policies; (4) significant increases in insurance premiums; (5) increases in borrowing costs; (6) market volatility; and (7) unexpected increases in costs of service contracts, supplies, goods, materials, construction, equipment, or distribution.

The Company Will Be Reliant On Key Suppliers and Contractors

The Company has existing relationships and will execute agreements with key suppliers of drilling production materials and drilling production contractors/service providers. The Company will be reliant on positive and continuing relationships with such suppliers, contractors, and service providers. Termination of those agreements, variations in their terms or the failure of a key supplier, contractor, or service provider to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company’s consolidated financial results and on an investment.

Increased Costs or Hydrocarbon Price Fluctuations Could Affect The Company’ Profitability

An increase in the cost of oil and gas production activities could affect the Company’s profitability. The Company’s main products are hydrocarbons, which are commodities traded on a global scale. Commodity and other price changes may result in (1) unexpected increases in the cost of production materials used by the Company, and (2) unexpected demand or profitability fluctuations for the hydrocarbons produced by the Company. The Company may also be adversely affected by shortages of raw materials or drilling production materials. In addition, energy cost increases could result in higher transportation, freight, and other operating costs.  The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on an investment.

Risks Related to the Company’s Business – Oil and Gas

Investing in Oil and Gas is Highly Speculative

Oil and gas ventures are highly speculative in nature. Although there have been significant advances in technology regarding the determination of the potential success of oil and gas ventures, there is no sure way to predict if a well, prospect, lease or mineral interest will be economically viable. Likewise, oil and gas exploration is a very speculative venture that has been marked by unprofitable efforts since the days of its infancy in the early twentieth century, not only resulting from the drilling of “dry holes,” but also from the drilling of wells which, though productive, do not produce hydrocarbons in sufficient quantities to return a profit on the costs expended. Because participation in the Company is highly speculative, an Investor should be prepared for the possibility of a total loss of all invested capital. Investors should only participate if they are able to absorb such a total loss.

None of the Company Target Project Areas Have Produced Hydrocarbons

None of the prospective project areas have themselves produced hydrocarbons as of the date of this Offering Circular. There is a risk that the Company drills one or more “dry holes” or wells that do not produce sufficient quantities of hydrocarbons for profitability. An Investor should be prepared for the possibility of a total loss of all invested capital. Investors should only participate if they are able to absorb such a total loss.

There are Numerous Unavoidable Natural Hazards Associated with Oil and Gas Property Exploration and Field Development

Certain conditions are beyond Company’s control, such as unexpected pressures, blowouts, or unusual formations or strata. Other conditions encountered in drilling or well enhancement may cause hazards, pollution, or other damages which may result in the loss of a portion or all of a well or project. Additionally, circumstances may occur that would prevent production from a well that would otherwise be productive or would cause production from a well to be deemed prohibitively expensive, as in the case of excessive water or paraffin buildup. Also, extreme weather conditions may sometimes impede or delay drilling, completion, or production of a well.

The Company May Face Possible Operating and Environmental Hazards

Certain operating and environmental hazards such as spillage of petroleum liquids, discharge of toxic gases or wastes, contamination of water sources, seismic activity, and other unforeseen conditions may be encountered. As a result of such hazards, it is possible that the Company may incur substantial liabilities to third parties or governmental agencies, the payment of which could reduce or eliminate the funds available for distribution from producing properties, or could result in the complete loss of projects or wells in which Company owns an interest. Also, future governmental regulations relating to environmental matters could increase the cost of doing business, or require the alteration or cessation of operations. Such actions could substantially affect both the return on the Company’s capital and the Company’s liabilities.

Volatile World Commodity Prices for Crude Oil and its Derivative Products Have a Direct Effect on Company’s Chances for Profitability

Historically, oil and gas prices have been highly volatile as supply and demand manifests themselves in the market for hydrocarbons. At times, production from productive oil and gas wells in many geographic areas of the United States has been curtailed due to lack of market demand, and it is possible that such curtailments may arise in the future. If such an event should occur in the areas in which Company intends to be engaged, it is possible that Company’s wells may be shut-in or that the oil and gas produced there from may be sold at prices or on terms that are less favorable than might otherwise be obtained in times of greater demand. It is also possible that the oil and gas interests the Company intends to invest in may not be profitable.

Also, although the Organization of Petroleum Exporting Countries (OPEC) exerts a great deal of control over market prices based on their efforts to curtail production in order to keep the price of oil at certain levels, they are not always successful in those efforts.

In addition, the major oil companies are always seeking larger and larger oil fields offshore and in the remote areas of the world. The discovery of another highly productive field (e.g., North Slope of Alaska, etc.) could have a significant impact on the price for oil or natural gas.

Also, violence and instability in the Middle East have been shown to have a correlation to the price of oil. It is unlikely that such political instability will cease in the near future.

All of these factors may cause the Company’s oil and gas drilling, development, leasing, and/or oil and gas interest acquisition activities to become unprofitable due to lower-than-expected prices.

Company is Reliant on the Expertise of Key Personnel

Company will depend to a great extent on the experience and expertise of Directors, Officers, and other persons as further described elsewhere in this Offering Circular (See “Directors, Officers, and Significant Employees” below). The death, resignation, or disability of any of these persons may have a materially adverse effect on the conduct of Company activities and the ability to successfully execute Company’s business plan.

There Is No Assurance that the Projects Selected by Company Will Be Productive

Company has selected potential wells or projects that are in the historically productive geological area of Central Oklahoma. However, there can be no assurance that the wells or projects chosen will be economically viable or will yield financial results similar to other wells or projects producing oil and gas in the same geological area or that the wells, leases, or oil and gas interests acquired by Company will produce oil and gas in quantities sufficient to return the cost of acquisition. Therefore, there can be no assurance that any investment in Company will be profitable or that an Investor will recover all or any part of the Investor’s contributed capital.

There Can Be No Assurance of Adequate Liability Insurance Coverage

Oil and gas field operators, including drilling contractors, such as will be retained by Company to manage the day-to-day drilling and/or servicing of wells on a given property (who may be Affiliates of Company), are usually required by state law to carry and maintain certain performance bonds in order to continue as operators in good standing. The Company requires all of its third party service provider contractors to maintain insurance coverage for activities performed on behalf of or for the benefit of the Company. Further, field operators usually maintain liability insurance coverage. However, there is no mandatory requirement for a field operator to maintain a specific amount of liability insurance or to maintain insurance coverage altogether. The absence of insurance coverage for a particular field operator would expose Company to greater liability and risk than if insurance were continued in force. This, of course, could also cause a material negative impact on Company’s profitability.

Company will endeavor to require all of its field operators to provide proof of liability insurance under each of their respective operating agreements and economic protection via contract. Although Company will endeavor to cause such insurance to be carried, there is no guarantee that the amount of coverage, terms, or conditions of the insurance will not be materially changed in the future. Such insurance is usually intended to cover certain natural hazards such as blowouts. However, the field operators may not be able to insure or may elect not to insure against certain other hazards due to premium costs or other reasons. Company will endeavor to ensure that all agreements with field operators and drilling contractors will require them to secure and maintain an insurance policy for bodily injury liability and to maintain such insurance coverage thereafter as is deemed appropriate. Such insurance coverage would apply to new, producing, plugged and abandoned wells in which Company has an interest.

Company is Subject to Fluctuating Market Prices

Although many oil and gas industry analysts feel that an undersupply, rather than an oversupply of oil and gas may be prevalent in future markets, there is the possibility that restrictions on market access may occur in the future, which could result in a reduction in the amount of oil and gas marketed from the wells drilled or acquired by Company or in the price paid to third parties for oil and gas delivered, or both. Company may or may not enter into any futures contracts for the sale of production from its wells. Oil and gas produced by Company’s wells may be sold on the “spot market” in order to take advantage of higher seasonal prices. However, there can be no assurances that this technique will protect Company from seasonal price drops.

Company’s Leases May Have Title Defects

Company will not obtain title insurance on leasehold interests or other oil, gas and mineral interests, including royalty interests which Company acquires and develops. While Company will exercise normal procedures and take all prudent precautions in the acquisition and assignment of the leases or interests acquired by Company, there is no assurance that losses will not result from title defects or from defects in the assignment of rights.

Financial Conditions of Subcontractors

If subcontractors or the Company fails to timely pay for materials and services, the Company well(s) could be subject to material men and workers’ liens. In that event, Company could incur excess costs in discharging such liens.

Delay in Distributions of Revenues

Distribution of revenue may be delayed for substantial periods of time after discovery of oil or gas due to unavailability of or delay in obtaining, necessary material for completion of a well; payment of operating and/or development costs; reduced takes by purchasers of oil or gas due to market conditions; delays in obtaining satisfactory purchase contracts and connections for gas well; delays in obtaining division orders; and other circumstances.

Curtailment, Delay or Cancellation of Drilling Activities

The costs of drilling, completing, and operating wells are often uncertain, and the drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

delays in obtaining regulatory approvals and drilling permits;

unexpected drilling conditions;

pressure or irregularities in formations;

equipment failures or accidents;

fires, explosions, blowouts and surface cratering;

other adverse weather conditions;

shortages and delays in the delivery of equipment;

shortages or the inability to contract rigs and suppliers needed for operations;

increases in the costs of drilling rigs and crews, fracture stimulation crews and equipment, chemicals and supplies;

lack of qualified personnel to conduct day to day operations; and

title problems.

Certain future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on Company’s future results of operations and financial condition. Investors of Company receive no return on their investment when drilling activities are not productive, and Investors can lose their entire investment. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Ability of Suppliers to Meet Demand for Field Services and Equipment

During periods of high demand, particularly when oil and natural gas prices are relatively high, well service providers, production related equipment, and personnel may be in short supply. These shortages can cause escalating prices, delays in drilling and other exploration activities and the possibility of poor quality service performance coupled with potential damage to downhole reservoirs, well bores and equipment as well as personnel injuries. Such pressures may increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from improper use or overuse of equipment and inexperienced personnel.

Proposed Drilling Schedule

Company’s final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

the availability of sufficient capital resources to the Company for the drilling of the prospects;

economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas; and

the availability of additional leases and timely drilling permits on reasonable terms for the prospects.

Although the Company has identified, budgeted for, and leased numerous drilling prospects, Company may not be able to acquire the additional leases or drill those prospects within the expected time frame or at all. Wells that are currently part of Company’s capital budget may be based on statistical results of drilling activities in other project areas believed to be geologically similar rather than on analysis of seismic or other exploration data in the prospect area, in which case actual drilling and results are likely to vary, possibly materially, from those statistical results. In addition, the Company’s proposed drilling schedule may vary from presented expectations because of future uncertainties.

Catastrophic Events

Company’s oil and gas operations are subject to unforeseen occurrences that may damage or destroy assets, interrupt operations and have other significant adverse effects. Examples of catastrophic risks include lightning, tornadoes, winter storms, hurricanes, fires, explosions, and blowouts (uncontrolled flows from a wellbore). Although Company intends to maintain insurance coverage against property and casualty losses, there can be no assurance that such insurance will adequately protect Company against liability from all potential consequences and damages, whether naturally occurring or manmade. Moreover, some forms of insurance may be unavailable in the future or be available only on terms that are deemed economically unacceptable.

Use of Initial Potential Figures in Geological Reports and Maps

The initial potential of a well, as determined by a test that is run following completion, will not always be determinative of actual production and should not be considered indicative of the amount of oil and gas a well can be expected to produce on a sustained basis. Generally, initial production of oil wells is closer to initial potential determined on the basis of the tests that are run. In the case of oil or gas wells, ultimate production rates can be as low as 10% to 25% of the initial potential figures. Investors, when viewing initial potential figures as an indication of the extent to which a well may actually produce or has produced, should keep in mind that actual production is generally less than the initial potential figures reported to the state agencies regulating oil and gas production in their jurisdictions.

New Technology

New technology may cause Company’s current exploration and drilling methods to become obsolete. The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, Company may be placed at a competitive disadvantage, and competitive pressures may force it to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before the Company can. It cannot be certain that Company will be able to implement new technologies on a timely basis or at a cost that is acceptable to Company or to its structure. If Company is not able to maintain technological advancements consistent with industry standards, its operations and financial condition may be adversely affected.

Laws and Regulations Relating to Environmental Protection

Federal, state and/or local laws and regulations may restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities. They may limit or prohibit drilling activities on specified lands within wilderness, wetlands and other protected areas; they may require remedial measures to mitigate pollution from former operations, such as pit closure and plugging abandoned wells; or they may impose substantial liabilities for pollution resulting from production and drilling operations. The failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of investigatory or remedial obligations or the issuance of injunctions prohibiting or limiting the extent of Company operations. Public interest in the protection of the environment has increased dramatically in recent years. The trend of applying more expansive and stricter environmental legislation and regulations to the oil and gas industry could continue, resulting in increased costs of doing business and consequently affecting Company’s profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly waste handling, disposal and cleanup requirements, Company’s business and prospects could be adversely affected and its investment returns could be interrupted or reduced.

Company’s operations may generate waste that may be subject to federal Resource Conservation and Recovery Act ( the “RCRA”) and comparable state statues. The U.S. Environmental Protection Agency (the “EPA”) and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous waste. Furthermore, certain waste generated by Company’s natural gas and oil operations that are currently exempt from treatment as hazardous waste may in the future be designated as hazardous waste and therefore become subject to more rigorous and costly operating and disposal requirements.

Company currently leases numerous properties that for many years have been used for the exploration and production of natural gas and oil. Although Company believes that it has implemented appropriate operating and waste disposal practices, prior owners and operators of these properties may not have used similar practices, and hydrocarbons or other waste may have been disposed of or released on or under the properties the Company leases or on or under locations where such waste have been taken for disposal. These properties and the waste disposed thereon may be subject to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or RCRA and analogous state laws as well as state laws governing the management of natural gas and oil waste. Under these laws, Company could be required to remove or remediate previously disposed waste (including waste disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

CERCLA, also known as the Superfund law, and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on specified classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. These classes of persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Company’s operations may be subject to the Clean Air Act (“CAA”) and comparable state and local requirements. In 1990, Congress adopted amendments to the CAA containing provisions that have resulted in the gradual imposition of certain pollution control requirement with respect to air emissions from its operations. The EPA and states have developed and continue to develop regulations to implement these requirements. Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, Company does not believe its operations will be materially adversely affected by any such requirements.

Company operations have been, and at times in the future may be, affected by political developments and by federal, state, provincial and local laws and regulations such as restrictions or stoppage of granting drilling permits, creating and mandating onerous additional requirements to satisfy authorities such as surface and subsurface water studies, wildlife impact studies, testing requirements prior to drilling, complicated and peculiar access restrictions, seasonal restrictions, required compliance and agreement with lawsuits filed between states or agencies, restrictions on production, changes in taxes, royalties and other amounts payable to governments or governmental agencies, price controls or environmental protections laws and regulations. Despite various rulings, it is not unusual for some regulatory requirements to be applied retroactively.

State authorities require that operators post bonds or other acceptable assurances that their various requirements will be met. The cost of these bonds or other assurances can be substantial, and Company may not be able to obtain bonds or other assurances in all cases. However, the Company has allocated $50,000 of the Proceeds to apply for this bond. Under certain circumstances, federal or state authorities may require any of Company’s operations on their leases to be suspended or terminated. Any such suspension or termination could have a material adverse effect on Company’s operations and investment returns to the Company, if any, could be severely delayed, reduced or eliminated.

The Company also is subject to a variety of state permitting and registration requirements relating to protection of the environment. Management believes it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on the Company.

Litigation

The Company could become party to a suit or allegation a violation of an existing contract. Company could become subject to litigation that, if not resolved in its favor and not sufficiently insured against, could have a material adverse effect on the Company. In today’s overly litigious society, Company could be subjected to lawsuits and litigation at any time. Typically, Company cannot foresee such actions nor predict the outcome of these cases. Insurance to eliminate, reduce or ameliorate the risks associated with litigation may not be applicable or sufficient in all cases, insurers may not remain solvent, and policies may not be available to Company. To the extent that future litigation matters are not resolved in Company’s favor and are not covered by insurance, a material adverse effect on its financial results and condition could result. Such adverse effect could also adversely affect Company’s ability to function effectively or suitably as Company.

RISKS SPECIFIC TO MINERAL & LEASE ACQUISITIONS

Title Deficiencies

Company purchases minerals, royalties, oil and gas term leases, and working and revenue interests in the natural gas and oil leasehold interests upon which it will perform exploration activities from third parties or directly from the fee mineral owners. Company’s properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, which it believes does not materially interfere with the use of or affect the value of these properties. Burdens on properties may include:

A fixed timeframe on the primary term of any lease, which without continuous development, the lease will expire and Company would lose further rights for development;

Customary royalty interest;

Liens incident to operating agreements and for current taxes;

Obligations or duties under applicable laws;

Development obligations under oil and gas leases; or

Burdens such as net profit interests.

The existence of a material title deficiency can render a lease worthless and can adversely affect Company’s results of operations and financial condition. As is customary in the industry, Company generally relies upon the judgment of natural gas and oil lease brokers or independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and before drilling a well on a leased tract. Company believes it has satisfactory title to all its acquired leases and to its producing properties in accordance with standards generally accepted in the oil and natural gas industry. Title insurance covering mineral leaseholds is not generally available and, in all instances, Company foregoes the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled.

Company, in some cases, performs curative work to correct deficiencies in the marketability or adequacy of the title to it. The work might include obtaining affidavits of heirship or causing an estate to be administered. In cases involving more serious title problems, the amount paid for affected natural gas and oil leases can be generally lost, and the target area can become undrillable. The failure of title may not be discovered until after a well is drilled, in which case Company may lose the lease and the right to produce all or a portion of the minerals under the property.

Specific Risks of this Offering

Broad Diversification of Oil and Gas Holdings May Be Difficult to Achieve

The Company may commence operations without this Offering being fully subscribed and without diluting the pro-rata ownership of any underlying Investor. As a result, the Company may be limited in its ability to acquire or participate in numerous projects due to lack of funds. Company operations will be conducted only on specific subject leases which may be acquired with limited funds. As a result, Company may be less able to diversify its operations and spread the risks of oil and gas exploration and development over a broad range of projects on behalf of the Company.

There Is No Liquid Market for Company Shares

Each Investor must assume the risks of purchasing an illiquid asset. Transferability of interests is limited and there is no guarantee of any market for the interests. Consequently, Investors should not expect to be able to readily liquidate their purchased Shares.

Consistent Revenue Distributions May Not Be Possible Due to Unavoidable Delays

There are a number of factors that could cause a delay in the beginning or continuance of revenue distributions to Investors, including, but not limited to, title defects, completion problems, problems with well production equipment, compression problems, availability of Oil and Gas markets, acceptable price considerations, and regulatory or environmental concerns.

The amount and frequency of distributions will depend primarily on the cash receipts from the sale of production hydrocarbons, and upon the expenses involved in the production thereof.

Assuming that production is established from interests in wells acquired and/or serviced by the Company, it is the Company’s intention to distribute revenues to Investors on an annual basis. However, there are no guarantees or assurances of when cash distributions will commence or as to the amount of such distributions, if any.

Forecasts Are Reliant Upon Hypothetical Projections

Projections contained in this Offering Circular are based on assumptions believed to be reasonable by Company. Such projections are strictly hypothetical in nature, and there is no assurance or guarantee expressed or implied that results of the wells acquired, drilled or reworked by the Company will be similar to the projections, or that the wells will produce oil and gas in commercial quantities, if at all.

Although there have been an independent reports regarding the viability of the potential project sites by an independent party using the 3D Seismic Exploration Data - there has been no independent economic review made of the merits of an investment in the Shares. If an Investor acquires Shares without independent evaluation of the Shares or the hypothetical projections and their underlying assumptions, the Investor assumes the risk that the actual results of Company’s activities may be significantly different than those shown in the projections, and the risk that the Investor may lose Investor’s entire capital contribution. Regardless of the results of Investor’s evaluation there is still a risk of complete loss of Investor’s entire capital contribution.

Estimated Costs Are Not Certain

Costs to be borne by Company for the projects it selected cannot be ascertained with certainty. Estimates of such costs per well and per mineral acre have not been determined by an independent process, but are believed to be reasonable and consistent with such costs available from other operators for similar services.

Due to the competitive nature of the oil and gas industry and to the dependence on the resources of the selected contractors or other independent contractors, there is no assurance that such services might be obtained at costs either higher or lower than those paid by Company.

If difficulties are experienced, cost overruns will be borne by Company. While the Company intends to have adequate contingency reserves on hand to cover cost overruns that result from complications, there can be no assurance that this contingency reserve will be sufficient to cover such costs. However, excessive costs of completion due to complications may cause a well to become commercially unproductive, necessitating its eventual abandonment.

The Company may assume risks associated with participating in joint ventures or other partnerships

There is a chance the Company may acquire partial or fractional ownership in unidentified property and/or in unidentified oil and gas assets and operations in joint venture, joint tenancy, or in partnership relationship between Company (as either a general or limited partner, a working interest in a well, or as a member of a LLC) and other companies or investors who may or may not be affiliated with Company’s management. Such relationships may involve risks not otherwise present. These include risks associated with the possibility that Company’s co-venturer(s) or partner(s) might become bankrupt, that such co-venturer(s) or partner(s) may at any time have economic or business interests or goals that are inconsistent with those of Company, or that such co-venturer(s) or partner(s) may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company’s policies or objectives. The Company may choose to relinquish control of such a joint venture or partnership and Company may receive a disproportionate share of profits from such a relationship. Actions by a co-venturer or partner might have the result of subjecting assets owned by the joint venture or partnership (which may include the property and the intended oil and gas assets and operations) to liabilities in excess of those contemplated by the terms of the joint venture or partnership or might have other adverse consequences for Company.

Substitute Well Locations

The Company reserves the right to move the any well locations from that described in this Offering Circular in any event (in the sole judgment of the Company). Additionally, the Company reserves the right to substitute for, or add to, the specified oil and gas prospect if (in the sole judgment of the Company) the development of the specific prospect becomes imprudent or inadvisable. In such event, Investors may not have an opportunity before purchasing Shares to evaluate for themselves the relevant geophysical, geological, economic or other information regarding the prospects to be selected. If a new prospect or prospects are selected, delays in the investment or proceeds from this Offering may occur.

Arbitrary Offering Price

The Offering price and terms for the Shares were arbitrarily fixed by the Company based upon the Company’s presently contemplated financing needs. No investment banker or other appraiser was consulted regarding such price and terms. The Offering price bears no relationship to the potential value of the wells or the possible future earnings of the Company.

DILUTION

The Company was founded on July 15, 2016. On September 5, 2016, Mr. John Leenerts and Mr. Jeff Leenerts were issued 500 Common Stock Shares each. On January 22, 2021 the Company issued 5,249,500 Shares and 5,249,500 Shares at par value to Mr. John Leenerts and Mr. Jeff Leenerts, respectively. At the time of this issue of the Share, each Share had a par value of $0.00001. The effective cash cost of the assignment of these Shares was for a total of $52.49 per person. Together the Directors’ ownership represented 100% of the outstanding Shares until November 5, 2021. In November 5, 2021, John and Jeff Leenerts issued One Million (1,000,000) of their own Shares to the following persons in the following amounts:

Jerry Deem: 400,000 Shares

Jeffrey Steinke: 300,000 Shares

Tim Johnston: 300,000 Shares

An early-stage company typically sells its to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their Shares than the Directors and Officers, which means that the cash value of an Investor’s stake is diluted because each Share of the same type is worth the same amount, and Investors paid more for the Shares through this Offering than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the Offering.

While Investors in this Offering are paying $1.00 per Share, the Company had issued 10,499,000 Shares on January 22, 2021 to the Directors and Officers at a net tangible book value of $0.03 per Share. This represents a material disparity of $0.97 per Share.

Upon a successful Offering, raising the Maximum Offering Amount and selling 10,000,000 Shares – the ownership percentages of the above-named persons of the Company will be diluted down to approximately:

Jeff Leenerts: 23.17%

John Leenerts; 23.17%

Jerry Deem: 1.9%

Jeffrey Steinke: 1.4%

Tim Johnston: 1.4%

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Shares through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal to invest. The Company has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the Share sales. If Rialto’s efforts lead to all $10,000,000 the maximum commissions to be charged would be $400,000. The $400,000 is made up of 8% of $2,000,000 for $160,000 and 3% on the remaining $8,000,000 for $240,000. There will not be any commissions charged at a combined 11%. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Share sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company has not engaged an escrow agent for this Offering. The Company will not limit or restrict the sale of the Shares during this 12-month Offering. No market exists for the Shares and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

The Company is a run by a board of directors, comprised of three (3) directors (collectively the “Board” and “Director” when referring to a single director). The day-to-day management and investment decisions of the Company are vested in the Board. As further described in this Offering Circular, the Company has been organized as an oil and gas drilling and production operator. The Company intends to raise a Maximum Offering Amount of ten million dollars ($10,000,000.00) through this Offering. The Company intends to use the Proceeds to exploit underutilized or unutilized Hydrocarbon reserves in Okfuskee County, Oklahoma through (1) the redevelopment, re-tooling, and deepening of existing vertical and horizontal wells; (2) vertical and short-lateral (<1,000 ft.) horizontal drilling upon existing well pads; (3) new vertical and short-lateral (<1,000 ft.) horizontal well development on unproven properties; (4) purchase, acquire, and/or re-lease existing mineral leases for the purpose of drilling and producing hydrocarbons; (5) opportunistic acquisition of producing wells or leases from operators in the target area; (6) any other activities necessary or reasonable to ensure profitable and compliant execution of (1)-(5). For purposes of (6), such activities may include, but is not limited to, the laying of pipelines from the drill sites to distribution locations, acquisition or use of additional wastewater wells, contracting third party persons for operations. The following table presents estimates of the costs associated with making each of the identified wells producing. The associated cost estimates provided below include anticipated costs for drill site development, materials, labor, insurance, third party service contracts, equipment, legal/regulatory, and other necessary or reasonable costs.

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this Offering. Rialto is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto has agreed to use their best efforts to arrange for the sale of the Shares offered through this Offering Circular. In addition, Rialto may engage other brokers to sell the securities on their behalf. Rialto will receive compensation for sales of the Shares offered and sold through pursuant to this Offering at a rate of 3% of the Gross Proceeds for a maximum of $240,000. In addition, the Company may pay Rialto 8% of the Gross Proceeds from the sale of up to $2,000,000 in Common Stock resulting from the direct selling efforts of Rialto not to exceed $160,000.

The Company will also publicly market the Offering using general solicitation through methods that include emails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at inlandmidcontinent.com and off of the EDGAR website.

The following table shows the total discounts and commissions payable to Rialto in connection with this Offering by the Company:

	Per Share	Total
Public Offering Price	$1.00	$10,000,000
Placement Agent Commissions	$.04	$400,000
Proceeds, before expenses	$0.96	$9,600,000

In the event that Rialto’s Investor Outreach Services efforts lead to sales of up to $2,000,000 in Shares of Common Stock, Rialto will be entitled to 8.0% of the Gross Proceeds from the sale of such shares of Common Stock not to exceed $160,000.  If Rialto’s efforts lead to all $2,000,000 the maximum commissions to be charged would be $400,000.  The $400,000 is made up of 8% of $2,000,000 for $160,000 and 3% on the remaining $8,000,000 for $240,000.  There will not be any commissions charged at a combined 11%.

For additional clarification, Rialto’s Investor Outreach Services include the introduction of the offering using other FINRA Members with networks of investors or customers, including those that are Institutional and Accredited.

Other Terms

Rialto has also agreed to perform the following services in exchange for the compensation discussed above:

- Act as lead broker for the Offering, coordinating efforts of parties involved and providing regulatory guidance;

- Manage the back-end process of the Offering Platform technology, Investors use to invest in the Offering;

- Reviewing marketing materials if requested;

- Performing AML/KYC checks on all Investors, and;

- Providing other financial advisory services normal and customary for Regulation A offerings and coordinate with the Company’s registered transfer agent and legal representatives.

In addition to the commissions described above, the Company will also pay $5,000 to Rialto for out-of-pocket accountable expenses paid prior to commencing the Offering. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Company will pay Rialto $5,000 consulting fee upon the issuance of the FINRA No Objection Letter and a $5,000 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Company will forward the fees required for state notice filing fees, estimated to be approximately $13,000. Assuming the full amount of the offering is raised and that Rialto's targeted selling efforts lead to sales of $2,000,000 in Shares, the Company estimates that the total fees and expenses of the Offering payable by the Company to Rialto will be approximately $415,000. Maximum expected out of pocket expenses total $15,000, which is the $2,000 for the FINRA filing fee and the aforementioned $13,000 for state notice filing fees.

The Minimum Investment Amount is Five Hundred Dollars ($500) and the Maximum Offering Amount is Ten Million Dollars ($10,000,000), subject to an increase of the Maximum Offering Amount through a qualification by the SEC of a post-qualification amendment.

There is no arrangement or plan to limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution. No market exists for the Shares and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered. There is no intent to or plan to withhold commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation.

SELLING SECURITY HOLDERS

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company is an oil and gas Production/drilling operator. The Company intends to raise a Maximum Offering Amount of $10,000,000 through this Offering. The Company intends to use the Proceeds to exploit underutilized or unutilized hydrocarbon reserves through (1) the redevelopment, re-tooling, and deepening of existing vertical and horizontal wells; (2) vertical and short-lateral (<1,000 ft.) horizontal drilling upon existing well pads; (3) new vertical and short-lateral (<1,000 ft.) horizontal well development on unproven properties; (4) purchase, acquire, and/or re-lease existing mineral leases for the purpose of drilling and producing hydrocarbons; (5) opportunistic acquisition of producing wells or leases from operators in the target area; (6) any other activities necessary or reasonable to ensure profitable and compliant execution of (1)-(5). For purposes of (6), such activities may include, but is not limited to, the laying of pipelines from the drill sites to distribution locations, acquisition or use of additional wastewater wells, contracting third party persons for operations.

The following table presents estimates of the costs associated with making each of the identified wells producing. The associated cost estimates provided below include anticipated costs for drill site development, materials, labor, insurance, third party service contracts, equipment, legal/regulatory, and other necessary or reasonable costs.

All anticipated costs below include all exploration and development costs.

Development costs include (1) drilling, completion, surface equipment, production tie in, facilities for extracting, treating, gathering, and storing hydrocarbons; (2) drill and equipping development wells, service wells, including the costs of platforms and well equipment such as well-casing, tubing, pumping equipment, and wellhead assembly; (3) acquisition, construction, installation of production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, production storage tanks, natural gas cycling, processing plants, and central utility and waste disposal systems; (4) recovery systems.

Exploration costs include (1) costs of drilling exploratory wells; (2) costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies; (3) costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records; (4) dry hole contributions and bottom hole contributions; (5) costs of drilling and equipping exploratory wells; (6) Costs of drilling exploratory-type stratigraphic test wells.

Use	Amount	Percentage of Gross Proceeds
Well Drilling	$8,350,310.69	83.50%
Lease Acquisition Reserves and Commissions	$1,328,394.31	13.31%
Oklahoma Corporation Commission Operating Bond	$50,000.00	0.50%
Start Up Expenses Reimbursement	$73,295.00	0.73%
General & Administrative (Including Salaries)	$198,000.00	1.98%
TOTAL	$10,000,000.00	100%

The Company Intends to deploy the Proceeds in the following chronological manner:

Year One (2023) – Well Drilling Costs

Well Name	Tier Number	Play Number	Total Depth (TD) Formation	Estimated Cost
Longview #1	1	2	Wilcox Sand	$382,062.59
Longview #2	1	2	Jefferson Sand	$341,686.49
Longview #5	1	2	Jefferson Sand	$238,826.56
Wise #1-30	1	7	Jefferson Sand	$284,294.91
Longview #7	1	2	Accelerator(Oil/Gas)	$90,414.56
Bad Creek #1	1	3	Wilcox Sand	$330,039.17
Bad Creek #2	1	3	Accelerator(Oil/Gas)	$134,777.25
Bad Creek #3	1	3	Booch Sand(Gas)	$90,800.56
Jones #1-5H	1	3,4	SWD Conversion(Jefferson Sand)	$149,490.87
Chancey #1	1	4	Booch Sand(Oil)	$211,376.88
Longview #3	1	2	Jefferson Sand	$273,542.83
Longview #4	1	2	Jefferson Sand	$241,276.56
Longview #6	1	2	Jefferson Sand	$252,979.56
Longview #8	1	2	Accelerator(Oil/Gas)	$90,414.56
Longview #9	1	2	Accelerator(Oil/Gas)	$90,414.56
			TOTAL	$3,202,397.91

Year Two (2024) – Well Drilling Costs

Well Name	Tier Number	Play Number	Total Depth (TD) Formation	Estimated Cost
Patriot #1 SWD	2	6	SWD conversion (Jefferson/Arbuckle)	$165,661.98
Patriot #4-15	2	6	Wilcox Sand	$316,994.24
Patriot #5-15	2	6	Accelerator (Oil)	$136,911.89
Patriot #1-10	2	6	Jefferson Sand	$306,917.23
Patriot #2-10	2	6	Accelerator (Oil)	$144,847.22
Hilltop #1	2	5	Booch Sand (Oil)	$258,036.88
Chancey #2	2	4	Booch Sand (Oil)	$163,174.13
Hilltop #2	2	5	Booch Sand (Oil)	$145,722.22
Hilltop #3	2	5	Booch Sand (Oil)	$147,997.22
Hilltop #4-9H	2	5	Bartlesville Sand (Oil)	$269,290.41
Hilltop #5-9H	2	5	Bartlesville Sand (Oil)	$244,573.66
Hilltop #6-9H	2	5	Bartlesville Sand (Oil)	$242,502.66
S22 Wilcox Well	3	7	Wilcox Sand (Play 7 SLB Prospect)	$274,972.56
S27 Jefferson Well	2	7	Jefferson Sand (Play 7 SLB Prospect)	$279,059.91
S35 Jefferson Well	2	7	Jefferson Sand (Play 7 SLB Prospect)	$325,439.00
S36 Jefferson Well	2	7	Jefferson Sand (Play 7 SLB Prospect)	$295,881.04
S36 Gilcrease	2	7	Accelerator (Gas) (Play 7 SLB Prospect)	$165,467.00
Hudson #2-16	2	7	Jefferson Sand (Play 7 SLB Prospect)	$295,881.04
Hudson #3-16	2	7	Accelerator(Gas) (Play 7 SLB Prospect)	$94,593.51
Bad Creek #4	3	7	Jefferson Sand (Play 7 SLB Prospect)	$316,480.41
Bad Creek #5	3	7	Jefferson Sand (Play 7 SLB Prospect)	$278,269.91
Chancey #3	3	7	Jefferson Sand (Play 7 SLB Prospect)	$279,238.66
			TOTAL	$5,147,912.78

The Company reserves the right to alter the order in which each well is drilled. Furthermore, the Company reserves the right to forego drilling any of the aforementioned wells or projects. The Company reserves the right to change the Use of Proceeds in its sole discretion.

In addition to the intended Uses for drilling identified well sites (above), the Company intends to have a reserve of One Million Three Hundred Twenty Eight Thousand Three Hundred Ninety Four Dollars Thirty One Cents ($1,328,394.31) for acquisitions of potential assets including but not limited to (1) mineral leases; (2) producing wells; (3) potentially producing wells; (4) capped wells; (5) disposal sites; (6) real or business personal property; (7) or anything else the Company deems to be worth investing in, in its sole discretion. The Company will limit any potential acquisitions to those that are traditionally profitable in the oil and gas industry. No such potential acquisitions have been specifically identified by the Company as of the date of this Offering Circular.

The Company intends to use fifty thousand ($50,000) of the Proceeds to purchase an Oklahoma Corporation Commission Operating Bond, necessary for the Company to operate within Oklahoma. Additionally, the Directors will be reimbursed Seventy Three Thousand Two Hundred Ninety Five Dollars ($73,295.00).

This is a “best efforts” Offering. In the event that the Company does not sell all of the Offered Shares and does not raise the Maximum offering amount of Ten Million Dollars ($10,000,000), the Company intends deploy the Proceeds in the same chronological manner as stated above to the maximum extent permitted by the Proceeds actually raised.

THE COMPANY RESERVES THE RIGHT TO CHANGE THE USE OF PROCEEDS AS STATED ABOVE AT THE SOLE DISCRETION OF THE COMPANY.

DESCRIPTION OF THE BUSINESS

History of the Company

Inland Mid Continent Corporation was created as an Oklahoma corporation on July 17, 2016 (see Exhibit 2 “Articles of Incorporation”). Inland Mid Continent Corporation is an affiliate entity of Inland Oil and Gas Company.

In 2013, affiliate, Inland Oil and Gas, LLC (now Inland Oil & Gas Company) purchased the usage of 3D Seismic Exploration Data for the Project Areas covering over 56 square miles (over 35,840 gross acres) (the “Project Areas” or “Plays”) from Metro Energy Group, a previous company Fifty Percent (50%) owned by John Leenerts (“Metro”). Metro partnered with Devon Energy in 2006 to perform the shoot. Data was acquired by Veritas Geophysical and supervised by Devon Energy’s geophysical department. Metro contracted Schlumberger Consulting Services (Pittsburgh, Pennsylvania) to interpret the processed data. Among the numerous maps generated are time structures for the Viola Limestone, Jefferson/Cromwell Sandstones, the Union Valley Limestone and the Wapanucka Limestone. Amplitude maps generated indicate extensive un-explored stratigraphic traps in the clastic dominated formations such as the Booch Sandstone and Gilcrease Sandstone channel-deltaic depositional complexes. In addition, fracture identification maps were generated for the Caney Shale and Woodford Shale, using FractureMAP, a blended, multiple, seismic attribute analysis utilizing numerous seismic attributes to identify fracture trends. Schlumberger identified large untested prospective structures in the study area. Inland Oil & Gas, LLC also acquired the usage of Metro’s extensive land title/ownership database covering the 35,840(+) acres in the Bad Creek 3D Seismic Area, allowing for immediate lease acquisition in area identified for future development. The 3D Seismic usage/interpretations & land/title info. was transferred to Inland Mid-Continent on December 1, 2020.

Since 2013, the Management of the Company has acquired mineral leases under Inland Oil & Gas Company, with the intent of tying-up as many mineral leases as possible. On January 20, 2020 the Management effected a transfer of 91 non-producing mineral leases and usage of the 3D Seismic Exploration Data to the Company for a nominal amount of $10.00, the contributed capital assigned to such was $706,864. As of the Date of this Offering Circular, the Company is a mineral lessee on 91 mineral leases in Okfuskee County (the “Mineral Leases”, “Leases” if plural, “Lease” if singular) with a gross leased area of 317 acres on the surface estates. These Leases cover 100% of the gross acres identified in Plays #2 through #4. Thirty two (32) of the leases covering Plays #5 and #6 expired on December 31, 2022 - however, the Company expects to pool these mineral leases under Oklahoma Pooling law immediately upon development on the remaining 59 mineral leases. There will be no material impact to the Company due to these lease expirations because of the pooling option available under Oklahoma law as described below. The Company does not have rights with respect to mineral leases identified for Play #7. The Company intends to acquire the mineral leases identified in Play 7 later in time. None of these mineral leases have produced hydrocarbons as of the date of this Offering Circular. No officers, directors or affiliates own mineral interests in the leases.

This means that the Company has gross acres of 317 acres as defined in Item 1208 of Regulation S-K. There are no productive wells as defined in Item 1208 of Regulation S-K. Net developed acres equals 0 as defined in Item 1208 of Regulation S-K. The undeveloped gross  acreage equals 317 acres as defined in Item 1208 of Regulation S-K. The total net acres 317 acres. Total net undeveloped acres equals 317 acres. These 317 acres (as represented in the table below) encompasses all of the 59 active mineral leases held by the Company as of the date of this Offering Circular as described in Exhibit 16.

The Company owns 100% of the Working Interests on all of the Company’s mineral leases, meaning each Working Interest is owned in full by the Company. Each Working Interest entitles the Company to 13/16 (81.25%) net revenue generated from hydrocarbon production. The remaining 3/16 (18.75%) net revenue interest is paid to the mineral owner. This is true for all of the mineral leases.

Play Number	Total Gross Acres	Total Net Acres	Total Gross Developed Acres	Total Net Developed Acres	Total Gross Undeveloped Acres	Total Net Undeveloped Acres
Play 2	188	188	0	0	188	188
Play 3	117	117	0	0	117	117
Play 4	12	12	0	0	12	12
Play 5*	0	0	0	0	0	0
Play 6*	0	0	0	0	0	0
Total	317	317	0	0	317	317

*Thirty two (32) of the leases covering Plays #5 and #6 expired on December 31, 2022 - however, the Company expects to pool these mineral leases under Oklahoma Pooling law immediately upon developement on the remaining 59 mineral leases. There will be no material impact to the Company due to these lease expirations because of the pooling option available under Oklahoma law as described below.

Lease expiration

Fiscal Year (ending 12/31)	Non-Expired Gross Acreage at end of FY	Non-Expired Net Acreage at end of FY
2022	317	317
2023	317	317
2024	0*	0*
2025	0*	0*

*These mineral leases expiration will apply only if there is no development of any of the leases in by the end of FY2023 (December 31, 2023)

There will be no material impact to the Company due to these lease expirations because of the pooling option available under Oklahoma law as described below.

Any lease expirations prior to drilling on any 2023 or 2024 program tracts will be pooled if lease is not renewed. The company anticipates that total costs per leased acre is estimated at $200 per acre.

Management holds a “targeted drilling” philosophy versus the “gross acreage” large land play philosophy, shying away from purchasing potentially wasted, unproductive acreage. This means that the Company will only lease property that it anticipates will generate producing wells. The Company has attached a redacted list of the Leases as Exhibit 16. The Company will “Space” and “Pool” only the acreage that is needed to produce a vertical well. Maintaining good relations with mineral owners is a Company core value. The Pooling process is conducted through the Oklahoma Corporation Commission. This process provides mineral owners the ability to receive their respective portion of the revenues (minus gross production tax) from hydrocarbons produced from the each well (the “Pooling Royalty”). After pooling the mineral owners, a Pooling Lease is created, alleviating the Company from the duty to execute a mineral lease with each respective mineral owner. Pooling leases are regulated by the Oklahoma Corporation Commission but administered by the Company.

Prior to drilling the Company will Space the wells. The Spacing process is set out and defined by the Oklahoma Corporation Commission.

The Company:

1.       Establishes the size of the unit.

2.       Names the formations which are included within the unit.

3.	Divides the ownership of the unit for the formations into the "royalty interest" and the "working interest".

4.       Puts all the owners of royalty interest (whether leased or unleased) into one community. (Pooling)

5.	Establishes that each unleased "working interest" owner has the right to drill within the unit, and

6.       Establishes an area within the unit where the well may be drilled.

A mineral tract in the area can have over 100 owners, which makes obtaining agreements with all owners very difficult. Thus, the Company will utilize existing Oklahoma’s forced Pooling laws in order to expedite development. Oklahoma's forced Pooling process benefits operators, working interest partners, and mineral interest owners. It stimulates the development of oil and gas, which results in revenues for investors and royalty owners. Mineral owners can be pooled if they have not signed an oil and gas lease, either because they cannot come to terms with the company, cannot be located, are deceased and their heirs are unknown, or if they have not elected to participate in the well if given the option. The pooling process can begin with one mineral lease in hand.

The Company anticipates utilizing Oklahoma’s forced pooling process to accelerate development of Plays #2-#7. The Company estimates legal/pooling expenses of $200 per acre. These costs are built in to each well’s costs (see “Use of Proceeds).

This Offering’s purpose is to commence the development phase for the prospects laid out in the exploration data and reports.

Overview

The Company is the mineral lessee of oil and gas leases within each of the Project Areas. Each Project Area includes wells to be drilled with production possibilities ranging from depths of 1000 feet or shallower, down to roughly 4000 feet. All of these projects are close to known hydrocarbon production and offset well log data confirms the possibility of encountering commercial production. All the potential wells are relatively inexpensive to drill and complete at their projected depths.

Targeted Strata in the Project Sites

Shallow gas 500’-520’, 850’ – 900’, 1025’-1050’ (Senora, Calvin, Thurman Sandstones)
Red Fork Sandstone 1100’

Bartlesville Sandstone 1500’

Booch Sandstone 2100’

Gilcrease Sandstone 2200’

Wapanucka Limestone 2750’

Union Valley Limestone 2950’

Cromwell Sandstone 3200’

Jefferson Sandstone 3250’

Caney Shale 3400’

Woodford Shale 3700’

Viola Limestone 3800’

Wilcox Sandstone 3900’

Arbuckle (Patriot Project Wastewater well)

The Company intends to have a conservative financial approach to well development, completion, and production. The Company has identified six development plays. Information and data for the analysis of this acreage are from electric logs, drillers' logs, completion and production reports obtained from the IHS Energy, the Oklahoma Well Log Library, private well records and 3-D seismic data, in conjunction with drilling and completion reports and production records of ongoing operations in the area. These plays are numbered (by the Company) as follows:

Play 2: Longview Stacked Pay Prospect: 188 total gross acres more or less and 188 total net acres more or less.

Six New Drills identified (Jefferson Sand/Cromwell Sand/Union Valley Lime, Gilcrease)

Three Potential Accelerator Drills (Booch/Red Fork/Thurman)

Play 3: Bad Creek Stacked Pay Prospect: 117 total gross acres more or less and 117 total net acres more or less.

Two New Drills Identified.

One Potential Accelerator Drill.

Play 4: Bad Creek Booch Oil Prospect: 12 total gross acres more or less and 12 total net acres more or less.

Two New Drills Identified

Play 5: Bartlesville Horizontal Oil Prospect: 0 total gross acres more or less and 0 total net acres more or less.*

Three New Horizontal Drills Identified.

Three New Drills Identified.

Play 6: Patriot Stacked Play Prospect: 0 total gross acres more or less and 0 total net acres more or less.*

Two New Drills Identified.

Two Potential Additional Accelerator Drills.

* Thirty two (32) of the leases covering Plays #5 and #6 expired on December 31, 2022 - however, the Company expects to pool these mineral leases under Oklahoma Pooling law immediately upon development on the remaining 59 mineral leases. There will be no material impact to the Company due to these lease expirations because of the pooling option available under Oklahoma law as described below.

Play 7: Schlumberger Gilcrease/Cromwell/Jefferson/Wilcox prospects 720 acres more or less.

Eleven new drills identified (the Company must lease 100% of the Play 7 leases)

The Company does not have rights with respect to mineral leases identified for Play #7. The Company intends to acquire the mineral leases identified in Play 7 later in time)

The Company will drill 35 hydrocarbon production wells and convert 2 existing wells for wastewater disposal wells. The Company has categorized the 35 potential hydrocarbon production wells into three tiers (“Tiers”), Tier 1 through Tier 3 based on (1) confidence of production; (2) overhead required to reach profitable production; (3) local geography and geology; (4) market price of hydrocarbons particular to the well; (5) proximity to other Company or Inland Oil & Gas wells. Below is a brief description of the Tiers:

Tier 1:

  Highest confidence wells based on the 3D Seismic Exploration Data & historical nearby production.
  Offers low-cost drilling/high upside potential.

Tier 2:

  These wells should be on par with Tier 1 wells but there is more risk associated with these wells.
  Either offset locations, 3D seismic prospect, or underproduced existing field.
  Challenges include terrain, low price NG (sub $2/MCF).

Tier 3:

  These would be commercial wells but require a minimum commodity ($70 oil/$4mcf gas) price for development & infrastructure.

Inland intends for the Development Phase of each of these Tiers to be variable, with Tier 1 Wells to begin production in 2023; Tier 2 and Tier 3 to begin production 2023 or 2024. The following table gives a synopsis of the number of potential wells in each Tier:

Development/ Production Year	2023	2023	/2024	2024
TD Formations	Tier 1	Tier 2		Tier 3
Accelerator (Oil/Gas)	4	4		0
Booch (Oil/Gas)	2	4		0
Bartlesville (Oil)	0	0		0
Jefferson (Gas)	6	5		3
Wilcox (Oil)	2	1		1
Bartlesville Oil Horizontal	0	3		0
	14	17		4

Initially, the Company does not expect to purchase or lease office space, instead adopting a “remote” office environment utilizing technology to keep overhead low. The Company currently has a small office in Tulsa which has zero cost to the Company. Management will maintain lower salaries, their compensation deriving mostly from their ownership of Shares, thus the Directors and Officers have “skin in the game”.

The Company will also seek out mineral lease acquisition targets of conventional drilling prospects and distressed/undercapitalized assets within prospect area and a three-hour radius from Tulsa - namely the Cherokee Basin, Southern Kansas Arbuckle, and Bartlesville strata. The ability to keep a watchful eye over operations is a core belief of the Company. The targeted well sites and mineral leases will be either producing or low-risk prospect sites. The lower risk profile of the prospect sites derives from; (1) Exploitation of oil prospects (800-4000ft) through highly economic vertical and short lateral-horizon wells utilizing the most efficient drilling and completion techniques for each prospect; (2) Growth through drilling near historically producing areas; (3) Low drilling completion and production costs; (4) Short-Lateral Horizontal drilling historically producing well sites; (5) Maintaining well-balanced drilling portfolio; (6) Low-cost well stop-production and restarting because of market conditions.

The Company currently owns no wastewater wells. However, Management intends to acquire from Inland Oil & Gas two nonproducing drilled wells to Inland Mid-Continent to be converted into wastewater wells at no cost to the Company. This assignment and conversion will occur upon the beginning of production.

Distribution of the Produced Hydrocarbons

Inland’s Management has maintained relationships with buyers of crude oil and natural gas as may be produced by the Company. Ample pipeline capacity exists within the prospect area along with crude oil purchasers. In the event that these relationships cease, there are many potential customers for the produced hydrocarbons. Produced hydrocarbons are commodities, therefore the market of potential hydrocarbon buyers is very large and Management does not foresee any issues finding potential buyers.

Number of Employees

Inland Mid-Continent has three employees all of whom are full-time. All persons providing services for the Company with respect to drilling operations and production, including the operation of the drilling rigs and well sites, will be independent contractors.

Legal Proceedings

There are no legal proceedings pending against the Company or its Management, including but not limited to bankruptcy or receivership proceedings.

Percentage of revenues

All of the Company’s mineral leases call for 3/16 royalty payments of gross revenues from the sale of produced hydrocarbons to be paid to the mineral lessors. These payments to the mineral lessors are due when the revenues are received by the Company. No Affiliates own royalty interests in the leases.

The Company does not have revenue sharing agreements with third party contractors it intends to utilize for hydrocarbon production on the identified Project areas.

Conflicts of Interest

The Company’s Affiliate, Inland Oil and Gas Company, will not present a conflict of interest for the Company. This lack of conflicts of interest is the result of non-competition between the Company and its Affiliate. Inland Oil and Gas Company assigning all of its non-producing leases to the Company. Therefore, the activities of the Company, namely exploration and production of hydrocarbons on mineral leases, will not overlap with the activities of its Affiliate. If there is production from the Inland Mid-Continent wells, the Company will have no competition for production resources. This is due to the fact that the Company will utilize third parties for drilling operations and production on the well sites.

Inland Mid Continent does not have any historical production. The Company has never produced hydrocarbons, even though the Management has extensive experience in the industry. All mineral leases owned by the Company are non-producing as of the date of this Offering Circular.

DESCRIPTION OF PROPERTY

The Company is a mineral lessee on 59 leases as of the date of this Offering Circular (the “Leases”). These Leases cover three project areas (Plays #2-#4) and have a gross lease area of 317 acres. All Leases are located within Okfuskee County, Oklahoma. The Company has provided a redacted list of the Leases as Exhibit 16 summarizing the 59 active leases also of the date of this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE COMPANY

Inland Mid-Continent a privately-held entity organized in 2016. The Company was idle until January 2020, when Affiliate Inland Oil & Gas assigned its non-producing mineral leases to the Company. Therefore, a year-over-year discussion of material changes will be largely centered around this assignment.

Components of Results of Operations

The following discussion of the Company’s financial conditions and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Statement. The following discussion contains forward-looking statements that reflect the Management’s plans, estimates and beliefs. The Company’s actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of June 30, 2022.

Revenue

	Year Ended December 31, 2020	Interim Period between 01/01/21 through 06/30/2021	Year Ended December 31, 2021	Interim Period between 01/01/22 through 06/30/2022
Oil and Gas Sales	$0.00	$0.00	$0.00	$0.00
Total Revenue	$0.00	$0.00	$0.00	$0.00
Gross Profit	$0.00	$0.00	$0.00	$0.00

The Company has been idle until January 2020. All of the leases assigned to the Company in 2020 were non-producing. Furthermore, the Company has never produced hydrocarbons and has never had revenue. In FY2020 and FY2021 and for the Interim periods of 2021 and 2022, the Company did not generate revenues and anticipates to generate revenues upon a successful Offering once drilling and production activities have commenced.

Operating Expenses

	Year Ended December 31, 2020	Interim Period between 01/01/21 through 06/30/2021	Year Ended December 31, 2021	Interim Period between 01/01/22 through 06/30/2022
Administrative Expenses	$0.00	$55,096.00	$55,096.00	$ 4,300.00
Impairment of Oil & Gas Properties	$0.00	$0.00	$135,225.00	$ 2,803.00
Total Operating Expenses	$0.00	$55,096.00	$190,321.00	$ 7,103.00
Net Income	$0.00	$(55,096.00)	$(190,321.00)	$ (7,103.00)

As of the Date of this Offering Circular the Company has had negligible operating expenses since the Company’s operations have not begun. The Company classifies its operating expenses as general and administrative expenses. As of the Date of this offering Circular, the Company has had zero Operating Expenses for the FY2020. For Interim Balance Period for 01/01/2021 – 06/30/2021 the Company Operating Expenses equaled $55,096.00. This represents an increase of $55,096.00 as compared to the comparable period of 2020. In FY2021 the Company’s Operating Expenses totaled $190,321.00. The reason for this increase in operating expenses derives from the Company’s legal, accounting, and other administrative costs associated with setting up this Offering along with lease expirations. For Interim Balance Period for 01/01/2022 – 06/30/2022 the Company Operating Expenses equaled $7,103.00. This represents a decrease of $47,993.00 as compared to the comparable period of 2021. Expenses related to the Offering & lease expirations comprised the period’s expenses. Management expects the operating expenses to increase upon a successful Offering and the commencement of drilling and production activities.

Liabilities and Equity

	Year Ended December 31, 2020	Interim Period between 01/01/21 through 06/30/2021	Year Ended December 31, 2021	Interim Period between 01/01/22 through 06/30/2022
Common Stock	$1,000.00	$1,000.00	$105.00	$105.00
Additional Paid In Capital	$707,864.00	$707,864.00	$708,759.00	$708,759.00
Accumulated Deficit	$ 0.00	$0.00	$(190,321.00)	(197,424.00)
Total Equity	$708,864.00	$708,864.00	$518,543.00	$511,440.00

Common Stock for the FY2020 was $1,000.00. Additional Paid In Capital for FY2020 was $707,864.00. The reason for this increase derived from the assignment of the mineral leases from Inland Oil and Gas. Common Stock for the FY2021 was $105.00. The Company issued 10,500,000 shares issued at Par Value $0.00001 per share (100,000,000 authorized).

Liquidity and Capital Resources

At present, the Company is 100% reliant on utilizing proceeds from this offering to fund operations. At June 30, 2022, our company had $500.00 (unaudited) in cash. The Company will initiate development activities (three wells/infrastructure) in the Longview Project (Play #2) once $1,000,000.00 has been raised. Should the offering fail to raise zero funds to commence operations, an alternative solution would be to seek out industry partners & drill prospects on a carried working interest basis.

Plan of Operations

Inland has identified six Plays throughout the region. The following tables provides the Company’s anticipated drilling schedule on a Play-by-Play basis. This schedule has been developed by the Directors and Officers and incorporates their collective experience regarding drilling completion periods for similar wells, production assumptions, and hydrocarbon completion and production Costs (see “Directors and Officers” for a discussion on the collective experience of the Officers). Please note that the below provided drilling schedule is partially-based on the assumption that the Company raises all funds sought through this Offering.

Year One (2023) – Well Drilling Schedule

Well Name	Total Depth (TD) Formation
Longview #1	Wilcox Sand
Longview #2	Jefferson Sand
Longview #5	Jefferson Sand
Wise #1-30	Jefferson Sand
Longview #7	Booch Sand(Gas)
Bad Creek #1	Wilcox Sand
Bad Creek #2	Bartlesville Sand(Oil)
Bad Creek #3	Booch Sand(Gas)
Jones #1-5H	SWD Conversion(Jefferson Sand)
Chancey #1	Booch Sand(Oil)
Longview #3	Jefferson Sand
Longview #4	Jefferson Sand
Longview #6	Jefferson Sand
Longview #8	Booch Sand(Gas)
Longview #9	Booch Sand(Gas)

Year Two (2024) – Well Drilling Schedule

Well Name	Total Depth (TD) Formation
Patriot #1 SWD	SWD conversion (Jefferson/Arbuckle)
Patriot #4-15	Wilcox Sand
Patriot #5-15	Booch Sand (Oil)
Patriot #1-10	Jefferson Sand
Patriot #2-10	Booch Sand (Oil)
Hilltop #1	Booch Sand (Oil)
Chancey #2	Booch Sand (Oil)
Hilltop #2	Booch Sand (Oil)
Hilltop #3	Booch Sand (Oil)
Hilltop #4-9H	Bartlesville Sand (Oil)
Hilltop #5-9H	Bartlesville Sand (Oil)
Hilltop #6-9H	Bartlesville Sand (Oil)
S22 Wilcox Well	Wilcox Sand
S22 Jefferson Well	Jefferson Sand
S35 Jefferson Well	Jefferson Sand
S36 Jefferson Well	Jefferson Sand
S36 Gilcrease	Gilcrease Sand
Hudson #2-16	Jefferson Sand
Hudson #3-16	Booch Sand (Gas)
Bad Creek #4	Jefferson Sand
Bad Creek #5	Jefferson Sand
Chancey #3	Jefferson Sand

The Company will pay the Officers/Directors their normal salaries from the Proceeds. This will be approximately $198,000 per annum. (See “Compensation of Directors and Officers” below)

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Hrs/Week
Jeff Leenerts	Director/President	46	2011 - Present	Full time
John Leenerts	Director, Vice President	74	2012 - Present	Full time
Jeffrey Steinke	Director/ Secretary	71	2016 - Present	Full time
Tim Johnston	Treasurer	67	2016 - Present	Contractors

Jeff Leenerts – Director, President

Jeff Leenerts has over twenty years direct experience in oil and gas operations. During this time he has worked in all oil and gas production facets including: well pad preparation, drill manufacturing, drilling operations, production, post-completion production, wastewater disposal, and hydrocarbon sales.

Formed Inland Oil & Gas LLC (now Inland Oil & Gas Company) in 2011.

Formal Education: Missouri State University (MBA, 2003) University of Oklahoma (B.A.,1997)

Employment History for the Previous Five Years

Inland Oil & Gas Company 2011- Present

John Leenerts – Director, Vice President

Thirty five years as an oil and gas industry executive

Partner in Metro Energy Group, Inc. from 1999-2012.

Joint Venture experience with both Devon Energy & Williams in Okfuskee County, Oklahoma.

Formal Education: Southern Illinois University (B.S.,1970)

Employment History for the Previous Five Years

Inland Oil & Gas Company 2012- Present

Jerry Deem: Landman Contractor

Jerry Deem is the primary landman for the Company. His duties include direct negotiations and due diligence regarding the acquisition and securing of mineral leases on behalf of the Company. Mr. Deem has over thirteen years of experience working as a landman. He has worked on acquiring leases in Oklahoma, Texas, Kansas, Missouri, Colorado, Montana, West Virginia and Ohio. From time to time, Mr. Deem also serves as qualified witness for Oklahoma Corporation Commission pooling and spacing proceedings. Mr. Deem has worked as a landman for Metro Energy Group and as a consultant for Apache Corporation, SandRidge Energy, Chesapeake Energy, and Citizen Energy, amongst others.

Formal Education: University of Oklahoma (B.A., 2002)

Professional Organizations: American Association of Professional Landmen

Jeffery Steinke: Director, Secretary

Mr. Steinke is the Company employee most involved with handling issues related to regulation of the Company’s activities by the Oklahoma Corporation Commission. Mr. Steinke also advises on certain contracts the Company may have with third party service providers, using his extensive knowledge and expertise to protect the Company from potential regulatory issues.

Mr. Steinke has worked in the industry for various independent oil and gas companies in Tulsa, Dallas and Calgary in administrative, legal, and management capacities. He worked for Metro Energy Group, Inc. from 1999 to 2012.

For the past five years, Jeffrey Steinke has been an officer and director of Inland Oil and Gas, Inc. and Inland Operating Company. He was in charge of all contractual and Oklahoma Corporation Commission work. He is an Officer and Director of Inland Mid-Continent Corporation.

Formal Education: University of Tulsa (B.S., 1972); University of Tulsa College of Law J.D. (1975)

Tim Johnston: Treasurer

Timothy Johnston has extensive experience in financial administration and has worked for over 35 years in various capacities for both private and public companies in the natural resources industry. For the past eight years, Tim has been and continues to be a partner at Tax and Financial Services, LLP. Mr. Johnston is the director of Gecko Minerals Limited, An Australian-listed public company, and is the President of Oklahoma Energy Consultants, Inc. which advises clients on taxation, acquisition, and administration of oil and gas properties in North America. Mr. Johnston holds a Bachelor of Science in Business Administration and Accounting from Oklahoma State University.

COMPENSATION OF DIRECTORS AND OFFICERS

Name	Position	Cash Compensation		Other Compensation	Total Compensation
Jeff Leenerts	Director/President	$8,000	/mo	$0.00	$96,000
John Leenerts	Director, Vice President	$5,000	/mo	$0.00	$60,000
Jeffery Steinke	Director/ Secretary	$3,500	/mo	$0.00	$42,000
Tim Johnston	Treasurer	(See Below)*		$0.00	N/A

*Tim Johnston is paid for his services on a well-by-well basis. In other words, Mr. Johnston’s compensation will be due to him after he performs his services with respect to each well, before drilling on that well begins. The compensation is expected to vary depending on the particular well, therefore an estimation of his compensation is not reasonably discerned as of the date of this Offering Circular. His compensation is included in the estimated well drilling costs contained in the “Use of Proceeds” tables above.

Aggregate (Total) Compensation for All Directors on an Annual Basis

$198,000

Any Changes/Increases to Executive Compensation, Planned or Anticipated

Going forward, the Officers are expected to be paid salaries when sufficient capital is available. These salaries will be based on comparable industry standards for each position using the lower side of the average. No bonuses or stock options are contemplated or planned in the near future. Furthermore, the Directors and Officers will be paid dividends, when such dividends are declared, arising solely from their ownership of the Shares. The dividends will be paid pro rata to their Share ownership of the Company in the same manner, and on no more favorable terms, than any other Shareholder.

Fees and Compensation Arrangements with Nonaffiliates:

Inland is heavily reliant on third party service providers to reach hydrocarbon production. For each well site, Inland may utilize up to thirty or more independent contractors to complete production activities. Inland requires written agreements with each of these service providers and for each of these service providers to carry general liability insurance. Each contractor’s fee is negotiated on a well-by-well basis.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (Shares)	Amount and nature of beneficial ownership acquirable	Percent of Class (Pre-Offering)	Percent of Class (Post Offering-100% Sold)
Common Stock (Founders)	Jeff Leenerts	4,750,000	0	45.23%	23.17%
Common Stock (Founders)	John Leenerts	4,750,000	0	45.23%	23.17%
Common Stock (Founders)	Jerry Deem	400,000	0	3.81%	1.95%
Common Stock (Founders)	Jeffrey Steinke	300,000	0	2.86%	1.46%
Common Stock (Founders)	Tim Johnston	300,000	0	2.86%	1.46%

All of the above-named persons can be reached at the following address:

2702 East 72nd Street

Tulsa, OK 74136

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Inland Oil & Gas Company is an Oklahoma Corporation organized under the laws of the State of Oklahoma owned by John L. Leenerts and Jeffrey L. Leenerts, who are also Directors, Shareholders and Officers in the Company. On January 20, 2020, Inland Oil & Gas Company transferred the non-producing mineral leases and the 3D Seismic Reports to the Corporation valued at $707,864 at cost.

DESCRIPTION OF THE SECURITIES

The following are provisions of the Oklahoma Statutes which are applicable to the Company’s shares. All of the following excerpts of the statutes are from Title 18 of the Oklahoma Statutes. If there is no reference to a statute, the Shareholders Agreement is the source of the statement.

DIVIDEND RIGHTS

§18-432. Dividends and profits - Reserve fund. The Directors, subject to revision by the stockholders, at any general or special meeting lawfully called, shall apportion the net earnings and profits thereof from time to time at least once in each year in the following manner: (1) Not less than ten percent (10%) thereof accruing since the last apportionment shall be set aside in a surplus or reserve fund until such fund shall equal at least fifty percent (50%) of the paid up capital stock. (2) Dividends at a rate not to exceed eight percent (8%) per annum, may, in the discretion of the directors, be declared upon the paid up capital stock. Five percent (5%) may be set aside for educational purposes. (3) The remainder of such net earnings and profits shall be apportioned and paid to its members ratably upon the amounts of the products sold to the corporation by its members, and the amounts of the purchases of members from the corporation: provided, that if the bylaws of the corporation shall so provide the directors may apportion such earnings and profits in part to nonmembers upon the amounts of their purchases and sales from or to the corporation.

§18-1049. Dividends - Payment - Wasting Asset Corporations. A. The directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock, either out of its surplus, as defined in and computed in accordance with the provisions of Sections 1035 and 1079 of this title, or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the capital of the corporation, computed in accordance with the provisions of Sections 1035 and 1079 of this title, shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of the corporation shall not declare and pay out of the net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Nothing in this subsection shall invalidate or otherwise affect a note, debenture, or other obligation of the corporation paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time the note, debenture, or obligation was delivered by the corporation, the corporation had either surplus or net profits as provided in this subsection from which the dividend could lawfully have been paid.

[Section B Omitted]

§18-1052. Declaration and Payment of Dividends. No corporation shall pay dividends except in accordance with the provisions of the Oklahoma General Corporation Act. Dividends may be paid in cash, in property, or in shares of the corporation's capital stock. If the dividend is to be paid in shares of the corporation's theretofore unissued capital stock, the board of directors, by resolution, shall direct that there be designated as capital in respect of such shares an amount which is not less than the aggregate par value of par value shares being declared as a dividend and, in the case of shares without par value being declared as a dividend, such amount as shall be determined by the board of directors. No such designation as capital shall be necessary if shares are being distributed by a corporation pursuant to a split-up or division of its stock rather than as payment of a dividend declared payable in stock of the corporation.

DISTRIBUTIONS UPON LIQUIDATION

§18-381.4. Existing Capital Accounts. The shares of capital, savings share accounts or other capital accounts of every existing association, and the certificates and passbooks evidencing the same, in whatever form issued, shall continue in full force and effect with full deposit account holders' rights, including the right to withdraw, to vote and to share in distribution of assets upon liquidation of the association.

RESTRICTIONS ON THE ALIENABILITY

No Shareholders are permitted to transfer their Shares except to “Permitted Transferees” which include (1) spouses, siblings, lineal ancestors or descendants, or to a trust or other estate planning entity; (2) to affiliates of the Shareholder; (3) From a founder Shareholder to another founder; (4) from a founder Shareholder to another person, with the limitation that the founder Shareholder can only transfer a maximum of 30% of the founder’s Shares as of the date of the Agreement.

Furthermore, if a Shareholder wishes to sell their Shares to a third party, the third-party must first provide a bona fide written offer. The Shareholder must then provide a notice to the other Shareholders. After the notice to sell the Company, and then the Founders, have a right of first refusal to purchase the Shares subject to the third party offer. If the Company and the Founders do not exercise the right of first refusal, then the Shares can be sold.

VOTING RIGHTS

The Shares are entitled to vote on Company matters pursuant to the procedures set out in the Bylaws. Each Share is entitled to one vote.

PREEMPTIVE RIGHTS

The Shares have no Preemptive Rights to securities sold through future offerings.

CONVERSION RIGHTS

The Shares have no conversion rights.

REDEMPTION PROVISIONS

The Company, then the Founder Shareholders each have a right of first refusal for Shares that are being offered to third parties. Furthermore, if the Board of the Directors determines in good faith that a Shareholder’s participation as an equity investor in the Company will prevent or delay the receipt of legal or regulatory approval that is deemed by the Board to be of significant importance to the Company, the Company or its designee may purchase the Shareholder’s Shares at fair market value.

SINKING FUND PROVISION

The Shareholders’ Agreement has no sinking fund provisions.

LIABILITY TO FURTHER CALLS BY THE COMPANY

The Shares are not subject to future capital calls by the Company.

POTENTIAL LIABILITIES IMPOSED ON SHAREHOLDERS

All Shareholders shall be severally and individually liable to the creditors of the Company, to the amount of the unpaid capital stock subscribed for, or held by them, respectively and to no other or further amount. See Oklahoma Statute §18-428. Liability of subscribers and shareholders.

GLOSSARY OF OIL AND GAS TERMS AS USED IN THIS OFFERING CIRCULAR

3D Seismic Exploration Data: The seismic survey data acquired by the Company from its affiliates for the Project Areas. The 3D Seismic Exploration Data in question was originally created and analyzed by Schlumberger.

Completion: synonym “Well Completion” (1) The hardware used to optimize the production of hydrocarbons from the well. (2) A generic term used to describe the assembly of downhole tubulars and equipment required to enable safe and efficient production from an oil or gas well. The point at which the completion process begins may depend on the type and design of well. However, there are many options applied or actions performed during the construction phase of a well that have significant impact on the productivity of the well.

Deepen: To increase the distance below a specified reference datum.

Develop: The phase of petroleum operations that occurs after exploration has proven successful, and before full-scale production. The newly discovered oil or gas field is assessed during an appraisal phase, a plan to fully and efficiently exploit it is created, and additional wells are usually drilled

Development phase: The phase of petroleum operations that occurs after exploration has proven successful, and before full-scale production.

Drill: (1)To bore a hole; (2)An implement with cutting edges used to bore holes.

Drilling: The using of a rig and crew for the drilling, suspension, completion, production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well (except routine cleanout and pump or rod pulling operations) or the converting of a well to a source, injection, observation, or producing well, and including stratigraphic tests. Also includes any related environmental studies. Associated costs include completion costs but do not include equipping costs.

Drilling contractor: the company that owns and operates the Drilling Rig.

Drilling Rig: The machine used to drill a wellbore. In onshore operations, the rig includes virtually everything except living quarters. Major components of the rig include the mud tanks, the mud pumps, the derrick or mast, the drawworks, the rotary table or topdrive, the drillstring, the power generation equipment and auxiliary equipment

Dry hole: A well which has proved to be non-productive.

Exploration Drilling: carried out to determine whether hydrocarbons are present in a particular area or structure.

Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

Formation: The fundamental unit of lithostratigraphy. A body of rock that is sufficiently distinctive and continuous that it can be mapped. In stratigraphy, a formation is a body of strata of predominantly one type or combination of types; multiple formations form groups, and subdivisions of formations are members.

Fracturing: A method of breaking down a formation by pumping fluid at very high pressures. The objective is to increase production rates from a reservoir.

Geology report: A report based off of data collected from a seismic survey, the purpose of which is to evaluate the subsurface of the survey area, with particular emphasis on subsurface hydrocarbons.

Hydrocarbon: A compound containing only the elements hydrogen and carbon. May exist as a solid, a liquid or a gas. The term is mainly used in a catch-all sense for oil, gas and condensate.

Landman: An agent employed by an oil or gas company to secure leases of mineral rights and land for drilling.

OCC: refers to the Oklahoma Corporation Commission, the state agency which regulates oil and gas activities in the State of Oklahoma. Such activities include development of oil and gas resources, utility services, motor carrier operations, pipeline-related activities, and prevention and remediation of energy-related pollution of the environment.

Oil and Gas Lease: (also referred to as a “Mineral Lease” in this Offering Circular) A contract between mineral owner, otherwise known as the lessor, and a company or working interest owner, otherwise known as the lessee, in which the lessor grants the lessee the right to explore, drill, and produce oil, gas, and other minerals for a specified primary term and as long thereafter as oil, gas, or other minerals are being produced in paying quantities. This lease gives the lessee a working interest. The oil and gas lease is granted in exchange for royalty payments to the lessor.

Oil field: A geographic area under which an oil reservoir lies.

Oil in place: An estimated measure of the total amount of oil contained in a reservoir, and, as such, a higher figure than the estimated recoverable reserves of oil.

Operator: The company that has legal authority to drill wells and undertake the production of hydrocarbons that are found. The Operator is often part of a consortium and acts on behalf of this consortium.   The company that serves as the overall manager and decision-maker of a drilling project. Generally, but not always, the operator will have the largest financial stake in the project. At the successful completion of logging the target zones, the decision to complete or plug and abandon generally has partner input and potential override clauses. As far as the drilling contractor and service companies are concerned, the designated operator is paying for the entire operation, and the operator is responsible for recouping some of that expense from the partners.

Offset Well: An existing wellbore close to a proposed well that provides information for planning the proposed well. In planning development wells, there are usually numerous offsets, so a great deal is known about the subsurface geology and pressure regimes. In contrast, rank wildcats have no close offsets, and planning is based on interpretations of seismic data, distant offsets and prior experience. High-quality offset data are coveted by competent well planners to optimize well designs. When lacking offset data, the well planner must be more conservative in designing wells and include more contingencies.

Offset Production: Production from and Offset Well

Perforating, Perforations: To create holes in the casing or liner to achieve efficient communication between the reservoir and the wellbore. Such holes are called “Perforations”

Petroleum: A generic name for hydrocarbons, including crude oil, natural gas liquids, natural gas and their products.

Pooling: The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules. For owners of the right to drill who cannot agree as to how the unit should be developed. Okla. Stat. Tit. 52

§ 87.1(e). See also Okla. Stat. Tit. 52 § 87.1(f), (g) and (h), and OAC 165:5-7-7, OAC165:5-15-3, and OAC 165:10-25-1, et seq.

Possible reserves: Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

Probable reserves: Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

Production: The phase that occurs after successful exploration and development and during which hydrocarbons are drained from an oil or gas field.

Proved oil and gas reserves: Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations - prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved properties: Properties with proved reserves.

Reserves: Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Royalty payment: The cash or kind paid to the owner of mineral rights.

Servicing (of wells): The maintenance procedures performed on an oil or gas well after the well has been completed and production from the reservoir has begun. Well service activities are generally conducted to maintain or enhance the well productivity.

Short-Lateral Horizontal Drilling: This refers to the use of horizontal drilling up to 1000 lateral feet from the Well Pad.

Spacing: The distance between wells producing from the same reservoir and is established by the Oklahoma Corporation Commission (See Okla. Stat. Tit. 52 § 87.1 and OAC 165:5-7-6. Standard square drilling and spacing units: 10, 40, 160, or 640 acres. Standard rectangular drilling and spacing units: 20,80, or 320 acres. See OAC 165:10-1-22).

Strata: Layers of sedimentary rock.

Wastewater Cleanup: A process in which dirty water is stripped of its solids and made suitable for recycling into a mud system or disposal into sewer systems or other places.

Wastewater Well: A well, often a depleted oil or gas well, into which waste fluids can be injected for safe disposal. Disposal wells typically are subject to regulatory requirements to avoid the contamination of freshwater aquifers.

Well Pad: A temporary drilling site, usually constructed of local materials such as gravel, shell or even wood. For some long-drilling-duration and/or deep wells, well pads may be paved with asphalt or concrete. After the drilling operation is over, most of the pad is usually removed or plowed back into the ground.

Working Interest: A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well or unit. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of working interest owned.

PART F/S

(UNAUDITED) Financial Statements

of

INLAND MID-CONTINENT CORPORATION

For the Periods ending June 30, 2022 and June 30, 2021

INLAND MID-CONTINENT CORPORATION

Balance Sheets

June 30, 2022 and June 30, 2021

UNAUDITED

ASSETS

	As of June 30, 2022	As of June 30, 2021
Current Assets
CASH	$500	$1,000

Total Current Assets	$500	$1,000

Other Assets
Unproved Oil and Gas Properties
Using Successful Efforts Method	$569,836	$707,864

Total Other Assets	$569,836	$707,864

TOTAL ASSETS	$570,336	$708,864

INLAND MID-CONTINENT CORPORATION

Balance Sheets

June 30, 2022 and June 30, 2021

UNAUDITED

LIABILITIES & EQUITY

	As of June 30, 2022	As of June 30, 2021
Current Liabilities
PAYABLE TO STOCKHOLDERS	$58,896	$56,095

Total Liabilities	$58,896	$56,095

Equity
COMMON STOCK
10,500,000 Shares Issued at 0.00001 Par Value 100,000,000 Shares Authorized	$105	$1,000
ADDITIONAL PAID IN CAPITAL	708,759	707,864
ACCUMULATED DEFICIT	(197,424)	(56,095)

Total Equity	$511,440	$652,769

TOTAL LIABILITIES & EQUITY	$570,336	$708,864

INLAND MID-CONTINENT CORPORATION

Statements of Operations

For the Periods Ended June 30, 2022 and June 30, 2021

UNAUDITED

	6 Months Ended June 30, 2022	6 Months Ended June 30, 2021
Revenue
Oil and Gas Sales	$0	$0

Total Revenue	$0	$0

Gross Profit	$0	$0

Operating Expenses
Impairment of Oil and Gas Properties	$2,803	$0
Administrative Expenses	$4,300	$56,095

Total Operating Expenses	$7,103	$56,095

(Loss)	$(7,103)	$(56,095)

(Loss) Per Share Weighted Average Shares Outstanding 10,500,000	$(0.00063)	$(0.0053)

INLAND MID-CONTINENT CORPORATION

INLAND MID-CONTINENT CORPORATION

Statements of Cash Flows

For the Periods Ended June 30, 2022 and June 30, 2021

UNAUDITED

	6 Months Ended June 30, 2022	6 Months Ended June 30, 2021
Cash Beginning of Year	$1,000	$1,000
Cash Flow from Operating Activities
Net (Loss)	$(7,103)	$(56,095)

Adjustments to Reconcile Net Income (Loss) to
Impairment of Oil and Gas Properties	$2,803	$—

Cash Provided by Operating Activities
Increase in Payables	$3,800	$56,095

Total Adjustments	$6,603	$56,095

Total Cash Flow from Operating Activities	$500	$1,000

Cash Flow from Investing Activities	$0	$0

Total Cash Flow from Investing Activities	$0	$0

Cash Flow from Financing Activities
Proceeds from Sale of Common Stock	$0	$0

Total Cash Flow from Financing Activities	$0	$0

CASH END OF PERIODS	$500	$1,000

INLAND MID-CONTINENT CORPORATION

Statements of Changes in Stockholders’ Equity

For the Periods Ended June 30, 2022 and June 30, 2021

UNAUDITED

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance, June 30, 2021	10,500,000	$1,000	$707,864	$(56,095)	$652,769
Net Income (Loss)	—	—	—	$(141,329)	$(141,329)
Reduction in Par Value of common stock issued	—	$-895	$895	—	—
Balance, June 30, 2022	10,500,000	$105	$708,759	$(197,424)	$511,440

Notes to Financial Statements

For the Period Ended June 30, 2022 and June 30, 2021

UNAUDITED

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Inland Mid-Continent Corporation was incorporated in the State of Oklahoma on July 15, 2016 for the purpose of acquiring oil and gas properties in the Oklahoma Cherokee Basin and the Southern Kansas Arbuckle and Bartlesville oil prospects. The Corporate officers have been directly involved in the ownership and operations in the project areas since 1999.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The Company prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements include the operations, assets and liabilities of the Company.

Use of Estimates – The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period in which they are determined to be necessary.

In preparing the financial statements, management makes estimates and assumptions regarding:

•	the adequacy of the allowance for doubtful accounts;
•	the realization of deferred taxes;
•	the measurement of equity-based compensation; and
•	other matters that affect the reported amounts and disclosures of contingencies in the financial statements.

Cash and Cash Equivalents – Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. As of June 30, 2022, the Company had cash of $500, $1,000 as of June 30, 2021, maintained in a U.S. bank account, of which the U.S. bank account balances were below the $250,000 FDIC coverage limit.

Oil and Gas Properties – The Company uses the successful efforts method of accounting for oil and gas properties and activities. Costs to acquire mineral interest of oil and gas properties, to drill and equip exploratory wells which result in the discovery of proved reserves, and to drill and equip developmental wells are capitalized. Costs relating to unsuccessful exploration, geological and geophysical costs, costs of carrying unproved properties, and costs of abandoned properties are expensed.

Revenue and Expenses Recognition – Sales of crude oil, natural gas, and natural gas liquids (NGLs) will be included in revenue when production is sold to a customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligations primarily comprise delivery of oil, gas, or NGLs at a delivery point, as negotiated within each contract. Each barrel of oil, million BTU (MMBtu) of natural gas, or other unit of measure, is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer. The Company considers a variety of facts and circumstances in assessing the point of control transfer, including but not limited to: whether the purchaser can direct the use of the hydrocarbons, the transfer of significant risks and rewards, the Company’s right to payment, and transfer of legal title. In each case, the time between delivery and when payments are due is not significant.

Income Taxes – The Company shall be taxed as a C-Corporation. The Company incurred a loss of $7,103 for the period ended June 30, 2022 and a loss of $56,095 for the period ended June 30, 2021. There is no accrual for income taxes as of June 30, 2022.

Management’s Plans for Future Operations – The Company has incurred recurring operating losses and has relied on equity and debt financing from a stockholder for liquidity since inception. As a result, the company’s ability to continue as a going concern is dependent upon it’s ability to attain profitable operations and generate funds therefrom and/or obtain financing sufficient to meet current and future obligations. Considering a projected future operations, projected future cash flows from operations and the confirmation from a stockholder of the intent to support the Company’s ongoing operations, the Company’s management believes that sufficient funds will be available to meet it’s obligations as they come due within one year from the date these financial statements are issued and allow the Company to continue as a going concern. These financial statements do not reflect any such adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES

Capitalized costs of Oil and Gas Properties were $569,836 as of June 30, 2022 and $707,864 as of June 30, 2021. These assets were transferred at cost to the Company by Inland Oil & Gas, LLC. See Note 5 Related Party Transactions.

NOTE 4 – IMPAIRMENT OF OIL AND GAS PROPERTIES

During the period ended June 30, 2022, certain oil and gas leases expired and were not renewed. The resulting reduction in company value of oil and gas properties in the amount of $2,803 was recognized in the statement of operations for the period ended June 30, 2022. There was no impairment recognized for the period ended June 30, 2021.

NOTE 5 – RELATED PARTY TRANSACTIONS

Inland Oil & Gas, LLC is an Oklahoma Limited Liability Company organized under the laws of the State of Oklahoma owned by John L. Leenerts and Jeffery L. Leenerts, who are also shareholders and officers in the Company. On January 20, 2020, Inland Oil & Gas, LLC transferred Oil and Gas Properties and the Proprietary Seismic to the Company valued at $707,864 at cost.

On the 22nd day of January, 2021, the Company, voided stock certificates number three and number four of John L. Leenerts and Jeffery L. Leenerts and issued stock certificate number five for 5,249,500 shares to John L. Leenerts and stock certificate number six for 5, 249,500 shares to Jeffery L. Leenerts. The Company’s authorized shares were increased to 100,000,000 shares as of January 22, 2021.

Subsequent to January 22, 2021, on November 8, 2021, the Company cancelled stock certificate number five for 5,249,500 shares to John L Leenerts and stock certificate number six for 5,249,500 shares to Jeffery L Leenerts and issued stock certificate number twelve to John L Leenerts for 4,750,000 shares and issues stock certificate number eleven to Jeffery L Leenerts for 4,750,000 shares. In addition, stock certificate number seven was issued to Jeffery J Steinke, Company Secretary, for 300,000 shares, stock certificate number eight to Tim A. Johnston, Company Treasurer, for 300,000 shares and stock certificate number nine to Jerry Deem, Company Landman, for 400,000 shares. Total outstanding shares as of June 30, 2022 was 10,500,000.

During the period ended June 30, 2022, the Company received funds from stockholders in the amount of $3,800 to cover administrative expenses incurred during the period ended June 30, 2022. The stockholders provided funds of $56,095 for the period ended June 30, 2021.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Financial Commitments – The Company entered into an agreement with Rialto Markets LLC affective as of October 22, 2021 to act as Broker-Dealer on behalf of the Company including compliance services. Rialto does not charge any up-front fees and none were paid.

As compensation for the Services, the Company shall pay to Rialto fees equal to 3% for Broker of Record services on the aggregate amount raised by the Company. This will only start after FINRA Corporate Finance issues a No Objection Letter for the offering. Company authorizes Rialto to deduct the fee directly from the Company’s third-party escrow or payment account. At 3% the Maximum compensation is $400,000.

As compensation for Investor Outreach Services, where Rialto will introduce the offering to its network of Institutional and Accredited types of investors, Company will pay Rialto 8% of the successful amount raised only through Rialto’s direct introductions and introductory efforts.

The Company has also engaged Rialto to provide and manage the Blue-Sky Notice Filing and Fees process. The Company has agreed to compensate Rialto a one-time payment of $5,000 to manage this process. Included with this process, is the estimated $13,000 in accountable expenses for the Blue-Sky Notice Filing Fees for all 50 states and PR. These fees will be a pass-through fee payable to Rialto, for the territories. The $5,000 Blue Sky fee, the $2,000 FINRA Filing Fee and the $13,000 in expenses is due prior to submission of the Blue-Sky filings.

The Company shall also engage Rialto as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay one-time Consulting Fee of $5,000 which will be due and payable 30 days after FINRA issues a No Objection Letter.

Including the FINRA Filing Fee (5110), the Maximum Expenses are $15,000 ($2,000 for FINRA and $13,000 for Blue-Sky Fees) and the Maximum Compensation is $415,000 ($5,000 for Blue-Sky Service, $240,000 for 3% of Success and $160,000 for 8% of Investor Outreach and $5,000 Consulting Fee post FINRA issued No Objection Letter). Maximum out of pocket expenses is $15,000 which is the $2,000 for the FINRA filing fee and the aforementioned $13,000 for state notice filing fees.

There are no fees payable to Rialto as of December 31, 2021.

In addition, the Company entered into an agreement with Kore Transfer to act as transfer agent from the Company dated October 28, 2021. The Company has agreed to pay Kore Transfer a one-time set-up fee of $3,500 which has already been paid. Commencing upon issues of stock, the Company will pay Kore Transfer a monthly fee of $2,500.

The Company entered into an escrow agreement with Bank 7 on February 14, 2022 to collect funds derived from the sale of common stock and disburse as required by the Company. The escrow fee is structed as follows:

ESCROW AMOUNT SET-UP FEE $ 2,500

INCOMING WIRE FEE $ 15

OUTGOING WIRE FEE $ 25

Legal Matter Contingencies – Based upon current knowledge, the Company does not believe that it is now, nor expects to be, a party of any pending or possible legal proceedings.

14

Financial Statements

of

INLAND MID-CONTINENT CORPORATION

For the Years Ended December 31, 2021 and December 31, 2020

INLAND MID-CONTINENT CORPORATION

Independents Auditor’s Report

To the shareholders of

Inland Mid-Continent

Report on the Audit of the Financial Statements

Opinion

We have audited the financial of Inland Mid-Continent Corporation, which comprise the balance sheets as of December 31, 2021 and December 31, 2020, the related statements of operations, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Inland Mid-Continent Corporation as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended in accordance with accompanying principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Inland Mid-Continent Corporation and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Recurring Operating Losses

As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations since inception. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Inland Mid-Continent Corporation’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Inland Mid-Continent Corporation’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about Inland Mid-Continent Corporation’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

s: Turner, Stone & Company L.L.P

Certified Public Accountants

Dallas, Texas

August 16, 2022

INLAND MID-CONTINENT CORPORATION

Balance Sheets

December 31, 2021 and December 31, 2020

ASSETS

	As of December 31, 2021	As of December 31, 2020
Current Assets
CASH	$1,000	$1,000
Total Current Assets	$1,000	$1,000

Other Assets Unproved Oil and Gas Properties Using Successful Efforts Method	$572,639	$707,864

Total Other Assets	$572,639	$707,864

TOTAL ASSETS	$573,639	$708,864

INLAND MID-CONTINENT CORPORATION

Balance Sheets

December 31, 2021 and December 31, 2020

LIABILITIES & EQUITY

	As of December 31, 2021	As of December 31, 2020
Current Liabilities
PAYABLE TO STOCKHOLDERS	$55,096	$0

Total Liabilities	$55,096	$0

Equity
COMMON STOCK
1,000 Shares Issued at $1 Par Value 1,000 Shares Authorized	$0	$1,000
10,500,000 Shares Issued at 0.00001 Par Value 100,000,000 Shares Authorized	105	0
ADDITIONAL PAID IN CAPITAL	708,759	707,864
ACCUMULATED DEFICIT	(190,321)	0

Total Equity	$518,543	$708,864

TOTAL LIABILITIES & EQUITY	$573,639	$708,864

INLAND MID-CONTINENT CORPORATION

Statements of Operations

For the Years Ended December 31, 2021 and December 31, 2020

	Years Ended December 31, 2021	Years Ended December 31, 2020
Revenue
Oil and Gas Sales	$0	$0

Total Revenue	$0	$0

Gross Profit	$0	$0

Operating Expenses
Impairment of Oil and Gas Properties	$135,225	$0
Administrative Expenses Paid by Stockholders	$55,096	$0

Total Operating Expenses	$190,321	$0

(Loss)	$(190,321)	$0

(Loss) Per Share Weighted Average Shares Outstanding 10,500,000	$(0.018)	$0

INLAND MID-CONTINENT CORPORATION

Statements of Cash Flows

For the Years Ended December 31, 2021 and December 31, 2020

	12 Months Ended Dec. 31, 2021	12 Months Ended Dec. 31, 2020
Cash Beginning of Year	$1,000	$0

Cash Flows from Operating Activities
Net (Loss)	$(190,321)	$0

Adjustments to Reconcile Net Income (Loss) to
Impairment of Oil and Gas Properties	$135,225	$0

Cash Provided by Operating Activities
Increase in Payables	$55,096	$0

Total Adjustments	$190,321	$0

Total Cash Flow from Operating Activities	$1,000	$0

Cash Flow from Investing Activities	$0	$0

Total Cash Flow from Investing Activities	$0	$0

Cash Flow from Financing Activities
Proceeds from Sale of Common Stock	$0	$1,000

Total Cash Flow from Financing Activities	$0	$0

CASH END OF YEAR	$1,000	$1,000

Supplemental Disclosure of Non-Cash Investing and Financial Activities

Investing Activities
Acquisitions of Assets Contributed by Shareholders	$0	$707,864

INLAND MID-CONTINENT CORPORATION

Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2021 and December 31, 2020

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance, December 31, 2019	1,000	$1,000	—	—	$1,000
Net Income (Loss)	—	—			—
Transfer of assets to company by related parties	—	—			$707,864
Balance, December 31, 2020	1,000	1,000	$708,864		$708,864
Net Income (Loss)	—	—	—	$(190,321)	$(190,321)
Common Stock Cancelled	(1,000)	—	—	—	—
Shares Issued for Services	10,500,000	$105	$(105)	—	—
Change in Par Value of Common Stock	—	$(1,000)	$1,000	—	—
Balance, December 31, 2021	10,500,000	$105	$708,759	$(190,321)	$518,543

Notes to Financial Statements

For the Years Ended December 31, 2021 and December 31, 2020

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Inland Mid-Continent Corporation was incorporated in the State of Oklahoma on July 15, 2016 for the purpose of acquiring oil and gas properties in the Oklahoma Cherokee Basin and the Southern Kansas Arbuckle and Bartlesville oil prospects. The Corporate officers have been directly involved in the ownership and operations in the project areas since 1999.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The Company prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements include the operations, assets and liabilities of the Company.

Use of Estimates – The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the periods in which they are determined to be necessary.

In preparing the financial statements, management makes estimates and assumptions regarding:

•	the adequacy of the allowance for doubtful accounts;
•	the realization of deferred taxes;
•	the measurement of equity-based compensation; and
•	other matters that affect the reported amounts and disclosures of contingencies in the financial statements.

Cash and Cash Equivalents – Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. As of December 31, 2021, the Company had cash of $1,000 maintained in a U.S. bank account, of which the U.S. bank account balances were below the $250,000 FDIC coverage limit.

Oil and Gas Properties – The Company uses the successful efforts method of accounting for oil and gas properties and activities. Costs to acquire mineral interest of oil and gas properties, to drill and equip exploratory wells which result in the discovery of proved reserves, and to drill and equip developmental wells are capitalized. Costs relating to unsuccessful exploration, geological and geophysical costs, costs of carrying unproved properties, and costs of abandoned properties are expensed.

Revenue and Expenses Recognition – Sales of crude oil, natural gas, and natural gas liquids (NGLs) will be included in revenue when production is sold to a customer in a fulfillment of performance obligations under the terms of agreed contracts. Performance obligations primarily comprise delivery of oil, gas, or NGLs at a delivery point, as negotiated within each contract. Each barrel of oil, million BTU (MMBtu) of natural gas, or other unit of measure, is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer. The Company considers a variety of facts and circumstances in assessing the point of control transfer, including but not limited to: whether the purchaser can direct the use of the hydrocarbons, the transfer of significant risks and rewards, the Company’s right to payment, and transfer of legal title. In each case, the time between delivery and when payments are due is not significant.

Income Taxes – The Company shall be taxed as a C-Corporation. The Company incurred a loss of $190,321 for the year ended December 31, 2021 and had no income or expenses for the year ended December 31, 2020. All tax returns for the years ended December 31, 2021 and December 31, 2020 have been filed with the appropriate tax authority.

Management’s Plans for Future Operations – The Company has incurred recurring operating losses and has relied on equity and debt financing from a stockholder for liquidity since inception. As a result, the Company’s ability to continue as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or obtain financing sufficient to meet current and future obligations. Considering projected future operations, projected future cash flows from operations and the confirmation from a stockholder of the intent to support the Company’s ongoing operations, the Company’s management believes that sufficient funds will be available to meet it’s obligations as they come due within one year from the date these financial statements are issued and allow the Company to continue as a going concern. These financial statements do not reflect any such adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES

Capitalized costs of Oil and Gas Properties were $572,639 at the end of the year December 31, 2021 and $707,864 at the end of the year December 31, 2020. These assets were transferred at cost to the Company by Inland Oil & Gas, LLC. See Note 5 Related Party Transactions.

NOTE 4 – IMPAIRMENT OF OIL AND GAS PROPERTIES

During the year ended December 31, 2021, certain oil and gas leases expired and were not renewed. The resulting reduction in company value of oil and gas properties in the amount of $135,225 was reorganized in the statement of operations for the year ended December 31, 2021.

NOTE 5 – RELATED PARTY TRANSACTIONS

Inland Oil & Gas, LLC is an Oklahoma Limited Liability Company organized under the laws of the State of Oklahoma owned by John L. Leenerts and Jeffery L. Leenerts, who are also shareholders and officers in the Company. On January 20, 2020, Inland Oil & Gas, LLC transferred Oil and Gas Properties and the Proprietary Seismic to the Company valued at $707,864 at cost.

On the 22nd day of January, 2021, the Company, voided stock certificates number three and number four of John L. Leenerts and Jeffery L. Leenerts and issued stock certificate number five for 5,249,500 shares to John L. Leenerts and stock certificate number six for 5,249,500 shares to Jeffery L. Leenerts. The Company’s authorized shares were increased to 100,000,000 shares of January 22, 2021.

Subsequent to January 22, 2021, on November 8, 2021, the Company cancelled stock certificate number five for 5,249,500 shares to John L. Leenerts and stock certificate number six for 5,249,500 shares to Jeffery L. Leenerts and issued stock certificate number twelve to John L. Leenerts for 4,750,000 shares and issues stock certificate number eleven to Jeffery L. Leenerts for 4,750,000 shares. In addition, stock certificate number seven was issued to Jeffery J Steinke, Company Secretary, for 300,000 shares, stock certificate number eight to Tim A. Johnston, Company Treasurer, for 300,000 shares and stock certificate number nine to Jerry Deem, Company Landman, for 400,000 shares. Total outstanding shares as of December 31, 2021 and 10,500,000.

During the year ended December 31, 2021, the Company received funds from stockholders in the amount of $55,096 to cover administrative expenses incurred during the year ended December 31, 2021.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Financial Commitments – The Company entered into an agreement with Rialto Markets LLC affective as of October 22, 2021 to act as Broker-Dealer on behalf of the Company including compliance services. Rialto does not charge any up-front fees and none were paid.

As compensation for the Services, the Company shall pay to Rialto fees equal to 3% for Broker of Record services on the aggregate amount raised by the Company. This will only start after FINRA Corporate Finance issues a No Objection Letter for the offering. Company authorizes Rialto to deduct the fee directly from the Company’s third-party escrow or payment account. The combined commission of 3% on $8,000,000 ($240,000) and 8% Investor Outreach on $2,000,000 ($160,000) the Maximum Commissions are $400,000.

As compensation for Investor Outreach Services, where Rialto will introduce the offering to its network of Institutional and Accredited types of investors, Company will pay Rialto 8% of the successful amount raised only through Rialto’s direct introductions and introductory efforts.

The Company has also engaged Rialto to provide and manage the Blue-Sky Notice Filing and Fee process. The Company has agreed to compensate Rialto a one-time payment of $5,000 to manage this process. Included with this process, is the estimated $13,000 in accountable expenses for the Blue-Sky Notice Filing Fees for all 50 states and PR. These fees will be a pass-through fee payable to Rialto, for the territories. The $5,000 Blue Sky fee, the $2,000 FINRA Filing Fee and the $13,000 in expenses is due prior to submission of the Blue-Sky filings.

The Company shall also engage Rialto as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $5,000 which will be due and payable 30 days after FINRA issues a No Objection Letter.

Including the FINRA Filing Fee (5110), the Maximum Expenses are $15,000 ($2,000 for FINRA and $13,000 for Blue-Sky Fees) and the Maximum Compensation is $415,000 ($5,000 for Blue-Sky Service, $240,000 for 3% of Success and $160,000 for 8% of Investor Outreach and $5,000 Consulting Fee post FINRA issued No Objection Letter).

There are no fees payable to Rialto as of December 31, 2021.

In addition, the Company entered into an agreement with Kore Transfer to act as transfer agent from the Company dated October 28, 2021. The Company has agreed to pay Kore Transfer a one-time set-up fee of $3,500 which has already been paid. Commencing upon issues of stock, the Company will pay Kore Transfer a monthly fee of $2,500.

Legal Matter Contingencies – Based upon current knowledge, the Company does not believe that it is not, nor expects to be, a party of any pending or possible legal proceedings.

NOTE 7 – SUBSEQUENT EVENTS

The Company entered into an escrow agreement with Bank 7 on February 14, 2022 to collect funds derived from the sale of common stock and disburse as required by the Company. The escrow fee is structed as follows:

ESCROW AMOUNT SET-UP FEE $ 2,500

INCOMING WIRE FEE $ 15

OUTGOING WIRE FEE $ 25

Part III - Exhibits

Exhibit Index

Exhibit 2A Amended And Restated Certificate of Incorporation*

Exhibit 2B Corporate Bylaws of Inland Mid-Continent Corporation*

Exhibit 3. Shareholders Agreement *

Exhibit 4. Subscription Agreement*

Exhibit 6. Assignment to Inland Mid-Continent*

Exhibit 11A. Written Expert Consent Letter of Turner, Stone & Company L.L.P.

Exhibit 12. Legal Opinion of Richard A. Hoffman*

Exhibit 16. List of Mineral Leases*

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma on January 19, 2023.

(Exact name of the Issuer as specified in its Charter)

Inland Mid-Continent Corporation

2702 East 72nd Street

Tulsa, OK 74136

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

s/Jeff Leenerts

Jeff Leenerts

President

January 25, 2023

Tulsa, OK

s/John Leenerts

John Leenerts

Vice President

January 25, 2023

Tulsa, OK

s/Jeffery Steinke

Jeffery Steinke

Secretary

January 25, 2023

Tulsa, OK

s/Tim Johnston

Tim Johnston

Treasurer

January 25, 2023

Tulsa, OK

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

s/Jeff Leenerts

Jeff Leenerts

Director

January 25, 2023

Tulsa, OK

s/John Leenerts

John Leenerts

Director

January 25, 2023

Tulsa, OK

s/Jeffery Steinke

Jeffery Steinke

Director

January 25, 2023

Tulsa, OK